                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 14 A
                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT

                            Schedule 14A Information

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

FILED BY THE REGISTRANT      /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT  / /
Check the appropriate box:
/X/     Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 Selfcare, Inc.

                                   ----------

                (Name of Registrant as Specified In Its Charter)

                                   ----------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)    Title of each class of securities to which transaction applies:
        (2)    Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)    Proposed maximum aggregate value of transaction:
        (5)    Total fee paid:

/ /     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

                                 SELFCARE, INC.
                               200 Prospect Street
                          Waltham, Massachusetts 02453


                                 April __, 1999


Dear Fellow Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders on Thursday, May 20, 1999, at 3:00 p.m. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston, MA 02110.

        At this year's Annual Meeting you will be asked to (i) elect the nominee directors recommended by the Selfcare, Inc. Board of Directors; (ii) authorize and approve the amendment of the Restated Certificate of Incorporation to amend the terms of the Series B Convertible Preferred Stock, par value $.001 per share, in connection with the settlement of certain obligations owed by the Company to the holders of Series B Convertible Preferred Stock; (iii) ratify, confirm and approve the issuance of the Series B Convertible Preferred Stock in connection with the settlement of certain obligations owed by the Company to the holders of the Series B Convertible Preferred Stock; (iv) ratify, confirm and approve the issuance of the Senior Subordinated Convertible Notes including the Senior Subordinated Convertible Notes as amended January 11, 1999 in connection with the settlement of certain obligations owed by the Company to the holders of the Senior Subordinated Convertible Notes; (v) ratify, confirm and approve the issuance of the Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each par value $.001 per share, and ratify the participation by certain officers and directors in the private placement of the Series C Convertible Preferred Stock and the Series E Convertible Preferred Stock; (vi) authorize and approve the increase in shares of common stock, par value $.001 per share, available for issuance under the Company's 1996 Amended and Restated Stock Option and Grant Plan from 1,500,000 shares to 2,250,000 shares, and (vii) ratify the selection of the independent auditors for the 1999 fiscal year.

        The Board of Directors believes that approval of each of the above proposals is in the best interest of the Company and its shareholders. The Board of Directors has unanimously approved each of the above proposals and recommends that the shareholders vote "FOR" approval of each of the above proposals.

        Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy card in the envelope provided . If the address on the accompanying material is incorrect, please forward in writing to our Transfer Agent, EquiServe Limited Partnership, P.O. Box 8200, Boston, MA 02266-8200, or call
(800) 426-5523.

        Your vote is important. We will appreciate a prompt return of your signed proxy card. If you have questions about voting your shares, please contact our proxy solicitor, Corporate Investor Communications, Inc. at (877) 460-2564.



                                            Cordially,

                                            Ron Zwanziger
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                        SELFCARE, INC.
                                      200 Prospect Street
                                 Waltham, Massachusetts 02453

                                          -----------

                          NOTICE OF  ANNUAL MEETING OF SHAREHOLDERS
                                    TO BE HELD MAY 20, 1999

                                          -----------



To the Shareholders of Selfcare, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (together with all adjournments and postponements thereof, the "Annual Meeting") of Selfcare, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 3:00 p.m. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston MA 02110, for the following purposes:

        1. To elect three individuals to serve as Class III Directors of the Company's Board of Directors for a term of three years and until their respective successors have been duly elected and qualified;

        2. To consider and act upon a proposal to approve and adopt an amendment to the Restated Certificate of Incorporation which will amend the terms of the Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock;

        3. To consider and act upon a proposal to authorize and approve the issuance of the Series B Preferred Stock in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock;

        4. To consider and act upon a proposal to ratify, confirm and approve the issuance of the Senior Subordinated Convertible Notes, issued October 27, 1997 (the "Original Notes") and the portion of Original Notes amended and issued by the Company on January 11, 1999 (the "Amended Notes") (the Original Notes and the Amended Notes are hereinafter referred to as the "Notes") in connection with the settlement of certain obligations of the Company to the holders of the Notes;

        5. To consider and act upon a proposal to ratify, confirm and approve the issuance of the Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each par value $.001 per share (the "Series C Preferred Stock," the "Series D Preferred Stock" and the "Series E Preferred Stock," respectively) and to ratify, confirm and approve the participation of certain officers and directors of the Company in the private placement of the Series C Preferred Stock and the Series E Preferred Stock;

        6. To amend the Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Plan") to increase the number of shares of common stock, par value $.001 per share (the "Common Stock"), available for issuance under the 1996 Plan from 1,500,000 shares to 2,250,000 shares of Common Stock;

        7. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

        8. To transact such other business as may properly come before the Annual Meeting.

        The Board of Directors has fixed the close of business on March 22, 1999 as the record date for determining the shareholders having the right to receive notice of and to vote at the Annual Meeting. Only shareholders of record of the Company's Common Stock and the Series B Preferred Stock at the close of business on such date are entitled to notice of the Annual Meeting. The Common Stock and Series B Preferred Stock shall each vote as a separate class on Proposal 2. Only shareholders of record of Common Stock at the close of business on such date are entitled to vote at the Annual Meeting on Proposal 1, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and Proposal 7. A list of shareholders entitled to vote at the Annual Meeting will be available during ordinary business hours at the offices of Goodwin, Procter & Hoar LLP, 53 State Street, Boston, Massachusetts 02109 and also at the Company's executive offices, 200 Prospect Street, Waltham, Massachusetts 02453, at least ten (10) days prior to the Annual Meeting, for examination by any Company shareholder for purposes germane to the Annual Meeting.

        The Board of Directors recommends that you vote "FOR" approval of the nominated directors, "FOR" approval and adoption of the amendment to the Restated Certificate of Incorporation of the Company which will amend the terms of the Series B Preferred Stock, "FOR" authorization and approval of the issuance of the Series B Preferred Stock, "FOR" ratification, confirmation and approval of the issuance of the Convertible Notes, "FOR" ratification, confirmation and approval of the issuance of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and the participation of certain officers and directors of the Company in the private placement of the Series C Preferred Stock and the Series E Preferred Stock, "FOR" approval of the increase in the number of shares of Common Stock available for issuance under the 1996 Plan and "FOR" ratification of the selection of the independent auditors.

-------------------------------------------------------------------------------

IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

-------------------------------------------------------------------------------

                                            By Order of the Board of Directors,
                                            Kenneth D. Legg, Ph.D.,
                                            SECRETARY

 April __, 1999

                                 SELFCARE, INC.
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1999
                               THE ANNUAL MEETING

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Selfcare, Inc. (the "Company" or "Selfcare") for use at the Annual Meeting of Shareholders to be held on May 20, 1999, at 3:00 p.m. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston MA 02110 (including any adjournment or postponement thereof, the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy to shareholders will be mailed on or about April __, 1999.

PURPOSE OF THE  ANNUAL MEETING

        At the Annual Meeting, all of the holders of Common Stock (as defined below) of the Company will be asked to consider and vote upon the following matters, and the holders of the Series B Preferred Stock (as defined below) will be asked to vote on those matters set forth in Proposal 2 below:

        1. The election of three individuals to serve as Class III Directors of the Company's Board of Directors for a term of three years and until their respective successors have been duly elected and qualified (the "Election of Directors Proposal"). The Board of Directors has nominated Jonathan J. Fleming, Peter Townsend and John F. Levy for election as Class III Directors.

        2. The authorization and approval of the amendment of the Restated Certificate of Incorporation to amend the terms of the Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), contained in the Certificate of Incorporation in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock (the "Amendment to Certificate Proposal").

        3. The authorization and approval of the issuance of the Series B Preferred Stock in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock (the "Issuance of Series B Preferred Stock Proposal").

        4. On October 27, 1997, the Company issued certain Senior Subordinated Convertible Notes (the "Original Notes") having an aggregate face value of $10,000,000 and on January 11, 1999 the Company amended the portion of the Original Notes which remained outstanding (the "Amended Notes"). The Original Notes and the Amended Notes are sometimes hereinafter collectively referred to as the "Notes". The Company proposes that the Company's shareholders ratify, confirm and approve the issuance of the Notes (the "Notes Amendment Proposal").

        5. The ratification, confirmation and approval of the issuance of the Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each par value $.001 per share (the "Series C Preferred Stock," the "Series D Preferred Stock" and the "Series E Preferred Stock," respectively) and the participation by certain officers and directors of the Company in the private placement of the Series C Preferred Stock and the Series E Preferred Stock (the "Private Placement Proposal").

        6. The authorization and approval of the amendment to the Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Plan") increasing the number of shares available for issuance under the 1996 Plan from 1,500,000 shares to 2,250,000 shares of common stock of the Company (the "Increase in Option Shares Proposal");

        7. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 (the "Ratification of Auditors Proposal"); and

        8. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL, THE AMENDMENT TO CERTIFICATE PROPOSAL, THE ISSUANCE OF SERIES B PREFERRED STOCK PROPOSAL, THE NOTES AMENDMENT PROPOSAL, THE PRIVATE PLACEMENT PROPOSAL, THE INCREASE IN OPTION SHARES PROPOSAL AND THE RATIFICATION OF AUDITORS PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES

        Only holders of the Company's common stock, par value $.001 per share (the "Common Stock"), and the holders of the Series B Preferred Stock at the close of business on March 22, 1999 (the "Record Date"), are entitled to receive notice of the Annual Meeting. As of the Record Date, the Company had 15,843,570 shares of Common Stock issued and outstanding and 4,720 shares of Series B Preferred Stock issued and outstanding. Shares held in the treasury of the Company are not considered outstanding. Each share of Common Stock is entitled to vote on all matters. The Series B Preferred Shares are entitled to vote on the Amendment to Certificate Proposal, as a separate class. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

        The address of the principal executive offices of the Company is 200 Prospect Street, Waltham, Massachusetts 02453, Telephone No. (781) 647-3900.

        All shares that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. Proxies which are executed but which do not contain any specific instructions will be voted in favor of the proposals contained herein. If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against the proposals will not be voted in favor of adjournment in order to continue to solicit proxies. Pursuant to the Company's By-laws, no notice of an adjourned meeting need be given other than announcement at the Annual Meeting of the hour, date and place to which the Annual Meeting is adjourned, except where the meeting is adjourned for 30 days or more.

        Proxies in the accompanying form, duly executed and returned to the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

        The Company will bear the costs of solicitation of proxies and of preparing, printing and mailing this Proxy Statement. It is estimated that said costs, excluding the costs incurred for the services of the proxy solicitor, will be approximately $10,000. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of shares by directors, officers and employees of the Company. In addition, Corporate Investor Communications, Inc., a proxy solicitation firm, has been engaged by the Company to act as proxy solicitor and will receive fees estimated at $12,000, plus reimbursement of out-of-pocket expenses.

QUORUM

        The holders of a majority of the votes represented by the issued and outstanding shares of Common Stock , present in person or represented by proxy, shall constitute a quorum at the Annual Meeting for Proposal 1, Proposal 3, Proposal 4, Proposal 5, Proposal 6 and Proposal 7. The holders of a majority of the votes represented by the issued and outstanding shares of Common Stock and Series B Preferred Stock, each calculated as separate classes, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting for Proposal 2. Shares represented by executed proxies received by the Company will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

        The inspector of elections appointed for the meeting will tabulate votes cast in person or by proxy at the meeting. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Broker non-votes (i.e., proxies on which a broker or nominee indicates that it does not have discretionary authority as to certain shares to vote on a particular matter) will also be considered as present for the purposes of determining the presence of a quorum, but unvoted with respect to that matter.

REQUIRED VOTE

        Proposal 1. In connection with the Election of Directors Proposal, the three nominees receiving the greatest number of votes cast by the holders of the Company's shares of Common Stock entitled to vote at the Annual Meeting will be elected as Class III Directors of the Company.

        Proposals 2. The affirmative vote of a majority of the issued and outstanding Common Stock and Series B Preferred Stock, voting as separate classes, is required to approve the Amendment to Certificate Proposal.

        Proposals 3 through 7. The affirmative vote of a majority of the Common Stock votes cast at the Annual Meeting is required to approve each of the Issuance of Series B Preferred Stock Proposal, the Notes Amendment Proposal, the Private Placement Proposal, the Increase in Option Shares Proposal and the Ratification of Auditors Proposal.

        Certain officers and directors holding approximately 14.6% of the outstanding Common Stock on the Record Date have contractually agreed with the Series B Investors to vote in the affirmative for the Amendment to Certificate Proposal and the Issuance of Series B Preferred Stock Proposal.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                 A VOTE FOR THE APPROVAL OF THE SEVEN PROPOSALS.

FORWARD-LOOKING STATEMENTS

        Statements made in this Proxy Statement or in the documents incorporated by reference into this document include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you that, while forward-looking statements reflect the Company's good faith beliefs, they are not guarantees and involve known and unknown risks and uncertainties, and actual results may differ materially from those forward-looking statements. Certain factors that may cause the actual result to differ from those set forth in the forward-looking statements are described in the periodic reports of the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the Company's latest annual report, quarterly reports filed since the latest annual report and current reports on Form 8-K.

                                   PROPOSAL 1
                         ELECTION OF DIRECTORS PROPOSAL


CLASSIFICATION OF THE BOARD OF DIRECTORS

        The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board of Directors is comprised of three Class I Directors (Messrs. Oringer, Umphrey and Zwanziger), two Class II Directors (Ms. Goldberg and Dr. Roberts) and three Class III Directors (Messrs. Fleming, Townsend and Levy). At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The current terms of the Class III Directors, Class II Directors and Class I Directors will expire upon the election and qualification of successor directors at the annual meetings of shareholders held following the end of the calendar years 1998, 1999 and 2000, respectively.

        The proxies granted by shareholders will be voted individually at the Annual Meeting for the election of the Class III Directors nominated by the Board of Directors, Jonathan J. Fleming, Peter Townsend and John F. Levy. In the event that any of Messrs. Fleming, Townsend or Levy shall be unable to serve, it is intended that the proxy will be voted for such other nominees, if any, as are designated by the Board of Directors. Messrs. Fleming, Townsend and Levy have each indicated to the Board of Directors of the Company that they will be available as a candidate.

DIRECTORS

              Name                 Age                Position                  Director Since
              ----                 ---                --------                  --------------
Ron Zwanziger..................     45     Chairman and Chief Executive Officer      1992
Jonathan J. Fleming(2).........     41     Director                                  1995
Carol R. Goldberg(1)...........     68     Director                                  1992
John F. Levy...................     52     Director                                  1996
Robert Oringer.................     39     Director                                  1998
Edward B. Roberts, Ph.D(2).....     63     Director                                  1992
Peter Townsend.................     64     Director                                  1996
Willard Lee Umphrey(1).........     57     Director                                  1992

----------

(1)     Member of the Compensation Committee.
(2)     Member of the Audit Committee.

        RON ZWANZIGER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Zwanziger has served as the Company's Chairman and Chief Executive Officer since its inception in 1992. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company.

        JONATHAN J. FLEMING, DIRECTOR. Mr. Fleming has served on the Board of Directors of the Company since April 1995. Since January 1996 he has been a General Partner of Oxford Bioscience Partners, a venture capital firm based in Westport, Connecticut. From 1988 to 1996 he was a partner of MVP Ventures, a venture capital firm based in Boston, Massachusetts. Mr. Fleming is also a founder and partner of Medica Investments, a venture capital firm based in Tel Aviv, Israel and Boston, Massachusetts. He is a director of Synaptic Pharmaceutical Corporation, a pharmaceutical company.

        CAROL R. GOLDBERG, DIRECTOR. Ms. Goldberg has served on the Board of Directors of the Company since August 1992. Since December 1989, she has served as president of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a director of America Service Group, Inc., a managed healthcare company, of Barry's Jewelers, Inc., a jewelry product company, and of The Gillette Company, a consumer products company.

        JOHN F. LEVY, DIRECTOR. Mr. Levy has served on the Board of Directors of the Company since August 1996. Since 1993 he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993.

        ROBERT ORINGER, DIRECTOR. Mr. Oringer joined the Company's Board of Directors on February 18, 1998 upon the consummation of the Company's acquisition of Can-Am Care Corporation ("Can-Am"). He has served as President of Can-Am since he first joined that company in 1989. Can-Am is engaged in the distribution of diabetes care products, primarily to the U.S. retail market.

        EDWARD B. ROBERTS, PH.D., DIRECTOR. Dr. Roberts has served on the Board of Directors of the Company since April 1992. He is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he has been a faculty member since 1963. Dr. Roberts was co-founder and chairman of Pugh-Roberts Associates, an international management consulting firm specializing in strategic planning and technology management, now a division of PA Consulting Group. He co-founded and is a director of Medical Information Technology, Inc., a producer of hospital information systems. He is a director of Advanced Magnetics, Inc., a medical imaging company, and of Pegasystems Inc., a developer of customer service management software.

        PETER TOWNSEND, DIRECTOR. Mr. Townsend has served on the Board of Directors of the Company since August 1996. He is the founder and a director of Festival of Britain 2000 Limited, a company organized to support early learning facilities for children. Mr. Townsend served as chief executive officer and a director of Enviromed plc, a medical products company, from 1991 to 1995.

        WILLARD LEE UMPHREY, DIRECTOR. Mr. Umphrey has served on the Board of Directors of the Company since December 1992. He is a co-founder, and since 1985 has served as chairman of, the Quantitative Group of Funds, an investment management company. On June 3, 1998, Mr. Umphrey was also named President of the Quantitative Group of Funds. He is also President of U.S. Boston Capital Corporation, a broker-dealer.

        Messrs. Zwanziger, Umphrey and Levy and Ms. Goldberg are among the limited partners of EN PLC, an entity formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed plc. In addition, Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

        The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Ms. Goldberg and Mr. Umphrey, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees, and administers the Company's stock option plans. The Audit Committee, consisting of Mr. Fleming and Dr. Roberts, reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants. The Compensation Committee held one meeting and the

Audit Committee held two meetings during the last fiscal year. The Board of Directors does not have a nominating committee or a committee serving a similar function.

        The Board of Directors held fourteen meetings during the last fiscal year.

Board Compensation

        Directors are not entitled to cash compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

        Under the terms of the Company's 1996 Plan, an option to purchase 12,000 shares of Common Stock was granted to each non-employee director of the Company as of the date of the initial public offering (the "Initial Public Offering") at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering and before November 4, 1996, received an option to purchase 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. All options granted to non-employee directors will vest ratably over four years from the date of grant.

                                   PROPOSAL 2

                      APPROVAL OF AMENDMENT TO CERTIFICATE

                                    PROPOSAL

        The Company has proposed the approval and adoption of an Amendment to its Restated Certificate of Incorporation (the "Amendment to Certificate Proposal"), which will amend the terms of the Company's Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Shares"), as described below. The Amendment to Certificate Proposal is proposed for approval and adoption by the holders of the Company's Common Stock and the holders of the Company's Series B Preferred Shares, each voting as a separate class, in connection with the restructuring of the terms of the Series B Preferred Shares.

BACKGROUND

        ORIGINAL ISSUANCE OF SERIES B PREFERRED SHARES

        On August 26, 1997, the Company sold in a private placement an aggregate of 8,000 Series B Preferred Shares and warrants to purchase an aggregate of up to 114,628 shares of Common Stock of the Company to Capital Ventures International, C.C. Investments LLC and Marshall Capital Management, Inc. (formerly known as Proprietary Convertible Investment Group, Inc.) (collectively, the "Series B Investors") at an aggregate purchase price of $8,000,000. Each Series B Preferred Share accrued a premium of 6% per annum (the "Premium"). Following the issuance, the Series B Preferred Shares were convertible into shares of Common Stock. The conversion price to determine the number of shares issuable upon conversion of the Series B Preferred Shares was the lower of (1) the fixed conversion price of $13.9581 and (2) the average of the lowest closing bid price of the Common Stock of any five trading days during the thirty trading days immediately preceding the date on which the proposed conversion was made multiplied by 95% (the "Original Series B Conversion Price"). On August 26, 2000, any Series B Preferred Share which remains outstanding will automatically convert into shares of Common Stock.

        The transaction was effected in accordance with Delaware law and pursuant to the authority conferred upon the Company's Board of Directors in the Company's Restated Certificate of Incorporation to designate the terms of, and to issue, Series B Preferred Shares. The Board of Directors approved the original transaction in order to satisfy the Company's then current working capital needs and to repay indebtedness.

        AMENDMENT OF TERMS OF SERIES B PREFERRED SHARES

        As a result of the decline in the market price of the Company's Common Stock during 1998 from $11.875 to as low as $1.25, the number of shares of Common Stock into which the Series B Preferred Shares were convertible significantly increased. When the number of shares of Common Stock into which the Series B Preferred Shares were convertible exceeded the shares of Common Stock listed on the American Stock Exchange for conversion of the Series B Preferred Shares (the "Cap Amount"), each Series B Investor became entitled to request that the Company redeem a portion of the Series B Preferred Shares held by it for cash, and one of the Series B Investors sent such a redemption notice in December 1998. To avoid making the sizeable cash payment which would result from the exercise by the Series B Investors of their right to have the Company redeem a portion of their Series B Preferred Shares for cash, the Company commenced discussions with the Series B Investors to amend certain of the terms of the Series B Preferred Shares. The Company and the Series B Investors began negotiations in December 1998 with respect to amendments to the terms of the Series B Preferred Shares.

        On January 22, 1999, the Company entered into an Agreement to Amend the Terms of the Series B Preferred Shares (the "Agreement to Amend Terms"). In exchange for certain amendments to the terms of the Series B Preferred Shares, each of the Series B Investors agreed not to request that the Company redeem any Series B Preferred Shares and agreed not to convert any Series B Preferred Shares into Common Stock to the extent that such conversion would exceed such Series B Investor's allocable portion of the Cap Amount. The Series B Investors' agreement that they will not request that the Company redeem any Series B Preferred Shares and that they will not convert any Series B Preferred Shares in excess of the Cap Amount terminates if approval of the Amendment to Certificate Proposal and Issuance of Series B Preferred Stock Proposal by the Company's shareholders is not obtained by May 20, 1999.

        Under the Agreement to Amend Terms, the terms of the Series B Preferred Shares will be amended to increase the face amount of each Series B Preferred Share (plus any accrued but unpaid Premium thereon) by 15% if shareholder approval is obtained. The conversion price will be the greater of $2.00 or the Original Series B Conversion Price until the date on which shareholder approval of the Amendment of Certificate Proposal is obtained ("Series B Approval Date"). When and if shareholder approval is obtained, the conversion price will be fixed at $2.00 until July 20, 1999. After July 20, 1999, and assuming shareholder approval is obtained, the conversion price will be the lower of $2.00 or the Original Series B Variable Conversion Price. In the event the closing price of a share of the Company's Common Stock exceeds $3.25 for any ten consecutive trading days after the Series B Approval Date, the Company will have the option to fix the conversion price at $2.00 upon thirty days' advance notice to the holders of the Series B Preferred Shares. After July 20, 1999, if the closing price of a share of Common Stock is less than $2.00 for at least ten consecutive trading days, the Company will have the right to redeem the Series B Preferred Shares at the face amount, plus accrued Premium and conversion default payments (if any). In connection with the potential conversion of Series B Preferred Shares, the Company is required to list an additional 2,600,000 shares of Common Stock on the American Stock Exchange.

EFFECT ON EXISTING HOLDERS OF COMMON STOCK

        Approval of the Amendment of Certificate Proposal will likely have a dilutive effect on the shareholders of the Company. Such approval will permit the Company to list an additional 2,600,000 shares of Common Stock issuable upon conversion of the Series B Preferred Shares on the American Stock Exchange and will permit the Company to satisfy its contractual listing obligations relating to the Series B Preferred Shares, while also getting the benefit, through the Agreement to Amend Terms, of a fixed conversion price for a period of time. The listing of such additional shares, however, will permit the holders of the Series B Preferred Shares to convert more of these shares and therefore in the future will result in a significant increase in the number of shares of Common Stock outstanding.

BOARD OF DIRECTORS RECOMMENDATION; REASONS FOR THE AUTHORIZATION OF AMENDMENT TO CERTIFICATE PROPOSAL

        The Board of Directors of the Company believes that the approval of the Amendment to Certificate Proposal is in the best interest of the Company and its shareholders.

        Among the factors considered by the Board of Directors in approving the Amendment to Certificate Proposal and recommending it to the Company's shareholders was the Board's view that (i) the amendment is necessary to prevent the Series B Investors from requesting that the Company redeem their Series B Shares for cash at a premium at a time when the Company does not have sufficient cash to make the required payments and to continue to fund the Company's operating activities and (ii) the revised terms under which conversion would occur may have a less dilutive effect on the Company's shareholders than if there were no Amendment to the Restated Certificate of Incorporation. In addition, the Board of Directors considered the effect of an obligation to redeem Series B Preferred Shares in light of the fact that the Company had, as of the end of December 1998, a limited amount of cash and other working capital available to it to conduct its operating activities.

        THE BOARD OF DIRECTORS, AFTER REVIEWING THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMPANY, DETERMINED THAT AN OBLIGATION TO REDEEM A SIGNIFICANT NUMBER OF SERIES B PREFERRED SHARES WOULD LIKELY HAVE A DAMAGING EFFECT ON THE COMPANY AND ITS PROSPECTS AND LIKELY RESULT IN ITS INABILITY TO MEET ITS OBLIGATIONS. ACCORDINGLY, THE BOARD OF DIRECTORS DETERMINED THAT THE AMENDMENT TO THE TERMS OF THE SERIES B PREFERRED SHARES WHICH MITIGATES THE POTENTIAL EXPOSURE TO CASH REDEMPTION OBLIGATIONS, WHILE ALSO FIXING, FOR A PERIOD OF TIME, THE CONVERSION PRICE OF THE SERIES B PREFERRED SHARES AT A MINIMUM OF $2.00 PER SHARE, IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

DELAWARE STATE LAW VOTING REQUIREMENTS

        The Company is incorporated in the State of Delaware. The Delaware General Corporation Law requires the approval of a majority of shareholders entitled to vote to amend the Certificate of Incorporation.

AMERICAN STOCK EXCHANGE VOTING REQUIREMENTS

        The Company's Common Stock is traded on the American Stock Exchange. Rule 713 of the American Stock Exchange requires shareholder approval of the issuance of securities convertible into common stock if such underlying common stock would be, upon issuance, equal to or in excess of 20% of the currently outstanding common stock before such issuance and would be issued for less than the greater of book or market value of the common stock. As noted above, under certain circumstances it is possible that Series B Preferred Stock could be convertible into a number of shares of Common Stock which exceeds 20% of the currently outstanding Common Stock of the Company.

VOTE REQUIRED


        To approve the Amendment to Certificate Proposal, the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Preferred Stock, voting as separate classes, entitled to vote at the Annual
Meeting is required. The Board of Directors believes the Amendment to Certificate Proposal is in the best interests of the Company and its shareholders, and accordingly, recommends that the shareholders vote "FOR" the approval and adoption of the Amendment to Certificate Proposal.



        In the event either the Amendment to Certificate Proposal or the Issuance of Series B Preferred Stock Proposal is not approved, the holders of the Series B Preferred Shares may require the Company to redeem for cash a portion of each holder's Series B Preferred Shares. The Company may be required by the holders of the Series B Preferred Shares to redeem as many Series B Preferred Shares for cash as is necessary so that, after giving effect to such redemption, the number of shares of Common Stock issuable to each such holder upon conversion of the holder's remaining Series B Preferred Shares is less than each holder's allocated portion of the Cap Amount. If shareholder approval of the Amendment to Certificate Proposal and Issuance of Series B Preferred Stock Proposal is not obtained by May 20, 1999, the Company may be required to redeem a portion of the Series B Preferred Shares for cash. The amount of cash will depend on certain factors, including the closing bid prices of the Company's Common Stock during certain periods before the redemption is completed. If the redemption had occurred on April 1, 1999, the Company would have been required to pay the holders of Series B Preferred Shares cash totaling approximately $5.5 million.


                                   PROPOSAL 3
            APPROVAL OF ISSUANCE OF SERIES B PREFERRED STOCK PROPOSAL

        The Company has proposed the authorization and approval of the issuance of Series B Preferred Shares, as described below (the "Issuance of Series B Preferred Stock Proposal"). The Issuance of Series B Preferred Stock Proposal is proposed for authorization and approval by the holders of the Company's Common Stock in connection with the restructuring of the terms of the Series B Preferred Shares.

BACKGROUND

        ORIGINAL ISSUANCE OF SERIES B PREFERRED SHARES

        On August 26, 1997, the Company sold in a private placement an aggregate of 8,000 Series B Preferred Shares and warrants to purchase an aggregate of up to 114,628 shares of Common Stock of the Company to the Series B Investors at an aggregate purchase price of $8,000,000. Each Series B Preferred Share accrued a Premium. For a further description of the original issuance of the Series B Preferred Shares, see the Amendment of Certificate Proposal above.

        AMENDMENT OF TERMS OF SERIES B PREFERRED SHARES

        As a result of the decline in the market price of the Company's Common Stock during 1998 from $11.875 to as low as $1.25, the number of shares of Common Stock into which the Series B Preferred Shares were convertible significantly increased. When the number of shares of Common Stock into which the Series B Preferred Shares were convertible exceeded the Cap Amount, each Series B Investor became entitled to request that the Company redeem a portion of the Series B Preferred Shares held by it for cash. To avoid having to make the sizeable cash payment which would result from the exercise by the Series B Investors of their right to have the Company redeem a portion of their Series B Preferred Shares for cash, the Company commenced discussions with the Series B Investors to amend certain of the terms of the Series B Preferred Shares. The Company and the Series B Investors began negotiations in December 1998 with respect to amendments to the terms of the Series B Preferred Shares.

        As described in fuller detail above in the Amendment of Certificate Proposal, on January 22, 1999, the Company entered the Agreement to Amend Terms. In exchange for certain amendments to the terms of the Series B Preferred Stock, the Series B Investors agreed not to request that the Company redeem any Series B Preferred Shares and agreed not to convert any Series B Preferred Shares into Common Stock to the extent that such conversion would exceed such Series B Investor's allocable portion of the Cap Amount. Under the Agreement to Amend Terms, the terms of the Series B Preferred Shares will be amended to increase the face amount of each Series B Preferred Share (plus accrued but unpaid Premium) by 15% and to establish certain fixed conversion prices for the Series B Preferred Shares. In connection with the potential conversion of Series B Preferred Shares, the Company is required to list an additional 2,600,000 shares of Common Stock on the American Stock Exchange.

        If shareholder approval is not obtained, the original terms of the Series B Preferred Shares require the Company to list on the American Stock Exchange 135% of the total number of shares of Common Stock into which the Series B Preferred Shares could then be converted. As a result of the decline in the market price of the Common Stock in the time period since a number of shares of Common Stock issuable upon conversion of the Series B Preferred Shares were initially listed on the American Stock Exchange, and the corresponding increase in the number of shares of Common Stock into which the Series B Preferred Shares are convertible, the Company may not have a sufficient number of shares of Common Stock listed on the American Stock Exchange, as required by its agreements with the Series B Investors, including the Series B Preferred Shares Certificate of Designations, Rights and Preferences. As a result, the Company could be required to list on the American Stock Exchange a yet undetermined number of additional shares of Common Stock into which the Series B Preferred Shares would be convertible . Under Rule 713 of the American Stock Exchange, a company must obtain shareholder approval to issue any security convertible into common stock if such underlying common stock (i) would be, upon issuance, equal to or in excess of 20% of the outstanding common stock at the time of issuance and (ii) would be issued for the lesser of book or market value for the common stock. A failure to obtain shareholder approval of the Amendment to Certificate Proposal or the Issuance of Series B Stock Preferred Stock Proposal will result in a default under the original terms of the Series B Preferred Shares and may result in the Series B Investors having the right to request that the Company redeem a portion of the Series B Preferred Shares then outstanding for cash at a significant premium. There can be no assurances that the Company would have sufficient cash to make any such required redemption payments.

        As described above in the Amendment to Certificate Proposal, the Series B Investors agreed not to request that the Company redeem any portion of the Series B Preferred Shares prior to the listing of additional shares of Common Stock (or the failure to obtain approval for such listing), in exchange for the Company's agreement to propose an Amendment to the Company's Restated Certificate of Incorporation, as well as a listing of 2,600,000 additional shares of Common Stock on the American Stock Exchange issuable upon conversion of the Series B Preferred Shares.

EFFECT ON EXISTING HOLDERS OF COMMON STOCK

        Approval of the Issuance of Series B Preferred Stock Proposal will likely have a dilutive effect on the shareholders of the Company. Such approval will permit the Company to list an additional 2,600,000 shares of Common Stock issuable upon conversion of the Series B Preferred Shares on the American Stock Exchange and will permit the Company to satisfy its contractual listing obligations relating to the Series B Preferred Shares, while also getting the benefit, through the Agreement to Amend Terms, of a fixed conversion price for a period of time. The listing of such additional shares, however, will permit the holders of the Series B Preferred Shares to convert more of these shares and therefore in the future result in a significant increase in the number of shares of Common Stock outstanding.

BOARD OF DIRECTORS RECOMMENDATION; REASONS FOR THE AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF SERIES B PREFERRED STOCK PROPOSAL

        The Board of Directors of the Company believes that the authorization and approval of the Issuance of Series B Preferred Stock Proposal is in the best interest of the Company and its shareholders. Among the factors considered by the Board of Directors in approving the Issuance of Series B Preferred Stock Proposal and recommending it to the Company's shareholders was the Board's view that the increase in Common Stock issuable upon conversion of the Series B Preferred Shares is necessary (i) to satisfy its contractual obligations under the original Series B Preferred Shares terms and the amended Series B Preferred Shares terms as contemplated in the Amendment to Certificate Proposal, and (ii) to satisfy the requirements of the American Stock Exchange under Rule 713 thereof. In addition, the Board of Directors considered the effect of an obligation to redeem Series B Preferred Shares in light of the fact that the Company had, as of the end of December 1998, a limited amount of cash and other working capital available to it to conduct its operating activities.

        THE BOARD OF DIRECTORS, AFTER REVIEWING THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMPANY, DETERMINED THAT AN OBLIGATION TO REDEEM A SIGNIFICANT NUMBER OF SERIES B PREFERRED SHARES WOULD LIKELY HAVE AN ADVERSE EFFECT ON THE COMPANY AND ITS PROSPECTS. ACCORDINGLY, THE BOARD OF DIRECTORS DETERMINED THAT AN AMENDMENT TO THE TERMS OF THE SERIES B PREFERRED SHARES WHICH MITIGATES THE POTENTIAL EXPOSURE TO CASH REDEMPTION OBLIGATIONS, WHILE ALSO FIXING, FOR A PERIOD OF TIME, THE POTENTIAL DILUTIVE EFFECT OF THE SERIES B PREFERRED SHARES, IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE PROPOSED AMENDMENT OF THE SERIES B PREFERRED SHARES, COUPLED WITH THE DECLINE IN THE PRICE OF THE COMPANY'S COMMON STOCK, REQUIRES THE COMPANY TO OBTAIN SHAREHOLDER APPROVAL OF THE AMENDMENT OF CERTIFICATE PROPOSAL AND THE ISSUANCE OF SERIES B PREFERRED STOCK PROPOSAL, EACH OF WHICH THE BOARD OF DIRECTORS HAS DETERMINED IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

AMERICAN STOCK EXCHANGE VOTING REQUIREMENTS

        The Company's Common Stock is traded on the American Stock Exchange. Rule 713 of the American Stock Exchange requires shareholder approval of the issuance of securities convertible into common stock if such underlying common stock would be, upon issuance, equal to or in excess of 20% of the currently outstanding common stock before such issuance and would be issued for less than the greater of book or market value of the common stock. As noted above, under certain circumstances it is possible that Series B Preferred Shares could be convertible into a number of shares of Common Stock which exceeds 20% of the currently outstanding Common Stock. Shareholder approval is not otherwise required as a matter of Delaware law or other applicable laws or rules.

VOTE REQUIRED


        To approve the Issuance of Series B Preferred Stock Proposal, the affirmative vote of a majority of the Common Stock votes cast at the Annual Meeting is required. The Board of Directors believes the Issuance of Series B Preferred Stock Proposal is in the best interests of the Company and its shareholders, and accordingly, recommends that the shareholders vote "FOR" the approval and adoption of the Issuance of Series B Preferred Stock Proposal.



        In the event either the Amendment to Certificate Proposal or the Issuance of Series B Preferred Stock Proposal is not approved, the holders of the Series B Preferred Shares may require the Company to redeem for cash a portion of each holder's Series B Preferred Shares. The Company may be required by the holders of the Series B Preferred Shares to redeem as many Series B Preferred Shares for cash as is necessary so that, after giving effect to such redemption, the number of shares of Common Stock issuable to each such holder upon conversion of the holder's remaining Series B Preferred Shares is less than each holder's lalocated portion of the Cap Amount. If shareholder approval of the Amendment to Certificate Proposal and Issuance of Series B Stock Proposal is not obtained by May 20, 1999, the Company may be required to redeem a portion of the Series B Preferred Shares for cash. The amount of cash will depend on certain factors, including the closing bid prices of the Company's Common Stock during certain periods before the redemption is completed. If the redemption had occurred on April 1, 1999, the Company would have been required to pay the holders of Series B Preferred Shares cash totaling approximately $5.5 million.

                                   PROPOSAL 4

                      APPROVAL OF NOTES AMENDMENT PROPOSAL

        On October 27, 1997, the Company issued certain Senior Subordinated Convertible Notes (the "Original Notes") having an aggregate face value of $10,000,000, and on January 11, 1999, the Company amended the portion of the Original Notes which remained outstanding (the "Amended Notes") (the Original Notes and the Amended Notes are hereinafter referred to as the "Notes"). The Company is proposing that the shareholders ratify, confirm and approve the issuance of the Notes as described below (the "Notes Amendment Proposal").

BACKGROUND

        ORIGINAL ISSUANCE OF NOTES

        On October 27, 1997, the Company sold in a private placement the Notes and warrants to purchase up to 106,700 shares of Common Stock to Elliott Associates, L.P. and Westgate International, L.P. for gross proceeds of $10,000,000. The principal of the Notes was payable in full on October 28, 2002. The unpaid principal on each Note currently accrues interest at the rate of 8% per year payable in cash or, at the option of the Company, subject to certain conditions, shares of Common Stock. The holder of each Note may convert all or a portion of the principal amount outstanding under such Note into Common Stock prior to October 27, 2002 with such principal amount converted into that number of shares of Common Stock calculated by dividing the principal amount of the Note to be converted, plus any accrued and unpaid interest, by a conversion price equal to the lesser of (i) $12.65625 (the "Ceiling Price"), and (ii) the lowest price at which the Company's Common Stock has traded in the five days preceding the date on which the conversion notice is sent by the holder of the Note to the Company. The Company may block any conversion by a holder of a Note in the event the per share conversion price is less than 60% of the Ceiling Price by offering to redeem for cash the value of the shares that would have been issued had a conversion of the Notes occurred in the normal course plus accrued but unpaid interest.

        The issuance of the Notes was effected in accordance with Delaware law and pursuant to the authority conferred upon the Company's Board of Directors by the Company's Restated Certificate of Incorporation and By-laws to incur debt on behalf of the Company. The Board of Directors approved the original transaction in order to continue the Company's research and development and marketing efforts and to satisfy the Company's then current working capital needs.

        AMENDMENT OF TERMS OF THE NOTES

        As a result of the significant decline in the market price of the Company's Common Stock during 1998 from $11.875 to as low as $1.25, the number of shares of Common Stock into which the Notes were convertible increased dramatically. When the number of shares of Common Stock into which the Notes were convertible exceeded the number of shares listed on the American Stock Exchange for conversion of the Notes, the holders of the Notes became entitled to request that the Company redeem up to the full principal amount of the Notes in cash. As of January 11, 1999, the principal amount of the Notes was approximately $3,778,000. To mitigate the sizeable cash payments which would result from the exercise by the Note holders of their rights under the Notes to accelerate principal amounts due thereunder, the Company commenced discussions with the Note holders to amend the terms of the Notes. On January 11, 1999, the Company entered into an agreement to amend the terms of the Notes ("Note Amendment Agreement") with the holders of the Notes, subject to ratification of certain terms of the Note Amendment Agreement by the Company's shareholders in order to comply with certain rules and regulation of the American Stock Exchange. Pursuant to the terms of the Note

Amendment Agreement, the Company redeemed approximately $781,000 of the principal amount of the Notes and $78,000 of accrued premium in cash and converted approximately $904,000 of the principal amount due under the Notes plus accrued but unpaid interest into 500,000 shares of Common Stock at a conversion price of $1.8125 per share. Under the Notes, as amended by the Note Amendment Agreement, any principal amount not redeemed for cash or converted into shares of the Company's Common Stock on or prior to January 11, 1999 as part of the settlement with the Note holders was increased by 15% and, in consideration thereof, as well as for other consideration, the warrants held by the Note holders were canceled. The Amended Notes, which are due and payable in full on July 12, 1999, accrue interest at a rate of 8% per share. As of the close of business on January 11, 1999 the principal amount and accrued interest of the Amended Notes was $2,415,000.

        Amounts due under the Amended Notes may be converted into shares of Common Stock subject to certain restrictions. The holders of the Amended Notes cannot effect a conversion of the Amended Notes into shares of Common Stock until the Company has obtained the approval of its shareholders, to the extent required, of the terms of the Amended Notes and the issuance of shares of Common Stock issuable upon conversion of the Amended Notes. The number of shares of Common Stock issuable upon conversion of the Amended Notes is determined by dividing the portion of the principal amount of the Amended Notes being converted by the then conversion price. If the Company's shareholders ratify the Notes Amendment Proposal, the holders of the Amended Notes will then be entitled to convert all or a portion of the amounts due under the Amended Notes into shares of Common Stock at a fixed conversion price of $2.00 per share. In the event of certain events of default under the Amended Notes, the holders may convert all or a portion of the amounts due under the Amended Notes into shares of Common Stock at a conversion price equal to the lesser of $2.00 (the "Notes Ceiling Price") and the lowest price at which the Company's Common Stock traded during the five trading days preceding such conversion date. Notwithstanding the foregoing provision, the holders of the Amended Notes may fix the conversion price at which the Amended Notes may be converted into shares of Common Stock on any date at the conversion price in effect on that date.

        If the per share conversion price is less than 60% of the Notes Ceiling Price, the Company may block any conversion by offering to redeem the Amended Notes for cash in an amount equal to the fair market value of the Common Stock for which the Amended Notes, plus accrued but unpaid interest, could then be converted. Commencing two weeks after shareholder approval is obtained, the Company may redeem an Amended Note at 100% of its face value plus accrued but unpaid interest. In the event shareholder approval is not obtained by certain dates which vary depending upon the review, if any, of the Company's proxy solicitation materials by the Securities and Exchange Commission, the holders of the Amended Notes will be entitled to accelerate all amounts due under the Amended Notes and require the Company to pay the Amended Notes in full.

        In exchange for the Note holders' forbearance of acceleration of amounts due under the Notes or conversion of amounts due thereunder into shares of Common Stock at the then applicable conversion prices (which were as low as $1.25 per share) prior to the listing of additional shares of Common Stock issuable upon conversion of the Notes, the Company has agreed to amend the terms of the outstanding Notes and list additional shares of Common Stock issuable upon conversion of the Notes on the American Stock Exchange, subject to shareholder approval. On January 19, 1999, the Company listed 2,500,000 Note Conversion Shares on the American Stock Exchange.

EFFECT UPON EXISTING HOLDERS OF COMMON STOCK

        Approval of the Notes Amendment Proposal will have a potentially dilutive effect on the shareholders of the Company. Such approval will permit the Company to satisfy its contractual listing obligations under both the existing Notes and the terms of the Note Amendment Agreement. The listing of such additional shares, however, will permit the holders of the Notes to convert more of the Notes for Common Stock and therefore in the future will result in a significant increase in the number of shares of Common Stock outstanding.

BOARD OF DIRECTOR RECOMMENDATIONS; REASONS FOR THE AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK

        Based primarily on its consideration of the factors referred to below, the Board of Directors of the Company believes that the amendment of the terms governing the Notes and the authorization of additional shares of Common Stock to be listed on the American Stock Exchange is in the best interest of the Company and its shareholders.

        Among the factors considered by the Board of Directors in approving and recommending to the shareholders the Notes Amendment Proposal was the Board's view that (i) the current Note terms and terms of the Amended Notes both require the Company to list additional shares of Common Stock on the American Stock Exchange and (ii) that a partial redemption of the Notes in six months in the form of Common Stock rather than payment immediately of cash which is otherwise necessary for working capital as a result of the Notes being accelerated is in the Company's best interest. In addition, the Board of Directors considered the effect of an acceleration of the amounts due under the Notes in light of the fact that the Company had, as of the end of December 1998, a limited amount of cash and other working capital available to it to conduct its operating activities.

        THE BOARD OF DIRECTORS, AFTER REVIEWING THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF THE COMPANY DETERMINED THAT AN OBLIGATION TO REPAY, FOLLOWING ACCELERATION OF THE AMOUNTS DUE UNDER THE NOTES, WOULD LIKELY HAVE AN ADVERSE EFFECT ON THE COMPANY AND ITS PROSPECTS. ACCORDINGLY, THE BOARD OF DIRECTORS DETERMINED THAT AN AMENDMENT TO THE TERMS OF THE NOTES WHICH MITIGATED THE POTENTIAL EXPOSURE TO CASH PAYMENT OBLIGATIONS FOLLOWING AN ACCELERATION OF THE AMOUNTS DUE UNDER THE NOTES, WHILE ALSO FIXING, FOR A PERIOD OF TIME, THE POTENTIAL DILUTIVE EFFECT OF THE NOTES, WAS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

AMERICAN STOCK EXCHANGE VOTING REQUIREMENTS

        The Company's Common Stock is traded on the American Stock Exchange. Rule 713 of the American Stock Exchange requires shareholder approval of the issuance of securities convertible into common stock if such underlying common stock would be, upon issuance, equal to or in excess of 20% of the currently outstanding common stock before such issuance and would be issued at a price less than the greater of book or market value of the common stock. On January 8, 1999, the Company obtained a waiver from the American Stock Exchange of the requirement that the Company receive shareholder approval prior to listing the additional Note Conversion Shares. On January 19, 1999 the Company listed an additional 2,500,000 shares of Common Stock issuable upon conversion of the Notes on the American Stock Exchange. The American Stock Exchange waiver was conditioned on the Company providing certain notice to shareholders.

        The Notes Amendment Agreement requires the Company to seek shareholder approval of the Notes Amendment Proposal, and accordingly the Company is doing so. Shareholder approval is not otherwise required as a matter of Delaware law or other applicable laws or rules.

VOTE REQUIRED

        To approve the Notes Amendment Proposal, the affirmative vote of the holders of a majority of Common Stock votes cast at the Annual Meeting is required. The Board of Directors believes that the

Notes Amendment Proposal is in the best interests of the Company and its shareholders, and accordingly, recommends that the shareholders vote "FOR" the Notes Amendment Proposal. In the event the Notes Amendment Proposal is not approved by a vote of the shareholders, the holder of each Amended Note will have the option, exercisable any time prior to repayment of the Amended Note, to have all or part of the Note redeemed by the Company (i) for cash equal to the principal amount plus Premium or (ii) for Common Stock equal to the number of shares of Common Stock into which the principal amount of the Amended Note to be redeemed would then be convertible, multiplied by the mean average of the five weighted average trading prices of the Common Stock over each of the five trading days beginning on the second day after delivery of the notice of exercise. If the holder elects the alternative referred to in clause (ii) above and the average closing bid price for the five consecutive trading days after April 30, 1999 but prior to redemption of the Notes preceding such conversion date remains above $2.00, then the Company will issue Common Stock to redeem such holder's Notes. In the event shareholder approval of the Notes Amendment Proposal is not obtained and the average closing bid price for five consecutive trading days after April 30, 1999 but prior to redemption of the Notes preceding such conversion date is below $2.00, the Company will have to redeem a portion of the indebtedness represented by the Notes with Common Stock, and the Company will be obligated to redeem the remainder for cash.


                                   PROPOSAL 5
                   APPROVAL OF THE PRIVATE PLACEMENT PROPOSAL

        On January 8, 1999, the Company sold an aggregate of 56,845 shares of Series C Convertible Preferred Stock (the "Series C Preferred Shares") at a price per share of $100, 3,030 shares of Series D Convertible Preferred Stock (the "Series D Preferred Shares") at a price per share of $100, and 14,170 shares of Series E Convertible Preferred Stock (the "Series E Preferred Shares") at a price per share of $100, for an aggregate purchase price of $7,404,500 to certain investors (the "Investors") in a private placement (the "Private Placement") (the Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares are referred to herein, collectively as the "Series Preferred Shares"). The Investors include certain officers and directors of the Company identified below. The Company is proposing that the shareholders ratify, confirm and approve the issuance of the Series Preferred Shares as described below (the "Private Placement Proposal") by the holders of the Company's Common Stock.

TERMS OF THE ISSUANCES

        The Company is proposing that the shareholders ratify, confirm, and approve the Private Placement Proposal, as described below (the "Private Placement Proposal"). Each Series Preferred Share accrues a dividend at the rate of 7% per annum (the "Preferred Premium"). The Preferred Premium is cumulative and accrues without interest from the first day of the quarterly period in which such dividend may be payable. No interest shall be declared and paid on the Preferred Shares unless the dividends on the Series B Preferred Shares have been declared and paid. The Preferred Shares are convertible into shares of Common Stock.

        The transactions were effected in accordance with Delaware law and pursuant to the authority conferred upon the Company's Board of Directors in the Company's Certificate of Incorporation to designate the terms of and to issue shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. The Board of Directors approved the transactions because the Company required funds to redeem a portion of the amounts due under the Notes, as described above, and to continue to execute the Company's business strategy and meet its current working capital needs.

        The Investors, including certain officers and directors of the Company identified below, acquired the Series Preferred Shares which had a conversion price (the price used to determine how many shares of Common Stock would be issuable upon the conversion of a Series Preferred Share) that was less than the closing price of a share of Common Stock on the American Stock Exchange on the date of issuance of the applicable Series Preferred Shares. The actual number of shares of Common Stock issuable upon conversion of one Series Preferred Share is equal to the aggregate stated value per share (i.e., $100), plus any accrued but unpaid Preferred Premium (unless the Company elects to pay such premium in cash) through the date of such conversion, divided by a conversion price initially equal to $1.8125 for the Series C Convertible Preferred Stock, $2.00 for the Series D Preferred Stock and $3.028 for the Series E Convertible Preferred Stock, each as adjusted in accordance with the applicable Certificate of Designation. The conversion prices for the different series were determined by applying a discount of 15% to the closing price of the Common Stock on the American Stock Exchange on the date before the Investor was scheduled to purchase the applicable shares, except that the conversion price for the Series D Shares was specifically negotiated with the sole purchaser thereof, a Series B Investor. The 15% discount was approved by the members of the special committee of the Board of Directors referred to below and reflects, among other things, that the Series Preferred Shares and the Common Stock issuable on conversion of the Series Preferred Shares are illiquid and are not freely tradeable for at least a year from the date of issuance. Any Series Preferred Share not previously converted will automatically convert into Common Stock on the third anniversary of the date of issuance of such Series Preferred Share.


        Pursuant to the regulations of the American Stock Exchange, in the absence of shareholder approval, the aggregate number of shares of Common Stock issuable upon conversion of the Series Preferred Shares may not exceed 19.99% of the outstanding shares of Common Stock on January 8, 1999 (i.e., 15,176,998 shares). Under the terms of the respective Series Preferred Shares, each purchaser of a Series Preferred Share cannot convert such securities until the earlier of April 30, 1999 or shareholder ratification of the issuance of such Series Preferred Shares.


        In the event any holder of the Series Preferred Shares gives the Company a conversion notice on or after April 30, 1999, but prior to the ratification by the Shareholders of the issuance of the Series Preferred Shares, the Company is required to deliver to all holders of the Series Preferred Shares notice of the right to convert up to a pro-rata portion of the 3,033,087 shares of Common Stock the Company intends to list for conversion of the Series Preferred Shares (the "Listed Shares"). The holders of the Series Preferred Shares wishing to convert any Series Preferred Shares must respond to the Company's notice of the right to convert within thirty days of the Company providing such notice. If the total number of shares of Common Stock issuable upon conversion of the Series Preferred Shares for which conversion is requested (the "Requested Shares") exceeds the number of Listed Shares, then the Company will convert, on a pro-rata basis, only that portion of the Series Preferred Shares as is convertible into the number of Listed Shares. In this event, the Company will redeem for cash the remaining Series Preferred Shares not converted into Common Stock.

        If instead the total number of shares of Common Stock issuable upon conversion of the Requested Shares does not exceed the number of Listed Shares, then the Company will automatically convert the Requested Shares and redeem all remaining outstanding shares ("Remaining Shares") of the Series Preferred Stock. In such an event, the Company has the option of redeeming a percentage of the Remaining Shares in shares of Common Stock instead of cash so long as the aggregate number of shares of Common Stock issuable upon conversion of the Series Preferred Shares and redemption of the Remaining Shares does not exceed the number of Listed Shares.

USE OF PROCEEDS FROM THE PRIVATE PLACEMENT


         The gross proceeds to the Company from the offering of approximately $7,404,500 have been and will be used principally to pay for the expenses of the offering (including a fee payable to an entity with which a director of the Company is an affiliate: See "Certain Relationships and Related Transactions--Transactions with U.S. Boston Capital and Pear Tree Royalty"), fund the working capital needs of the Company and redeem approximately $859,000 of the outstanding amounts due under the Notes to Elliot Associates, L.P. and Westgate International, L.P. as discussed in the Notes Amendment Proposal. No director or officer of the Company is affiliated with either Elliot Associates, L.P. or Westgate International, L.P.

EFFECT UPON EXISTING HOLDERS OF COMMON STOCK

        Approval of the Private Placement Proposal will have a dilutive effect on the shareholders of the Company.

        Authorization of shares of Common Stock issuable upon conversion of the Series Preferred Shares will permit the Company to list an appropriate number of shares on the American Stock Exchange to satisfy the Company's obligation in the event of the conversion of all the Series Preferred Shares.

INTERESTS OF CERTAIN PERSONS

        The Series C Preferred Shares and the Series E Preferred Shares were purchased in part by officers and directors of the Company. The officers and directors who participated in the placement of Series C Preferred Shares and Series E Preferred Shares beneficially held an aggregate 24.8% of the Company's Common Stock prior to the issuance. The officers and directors who participated in the Private Placement purchased 10,732 of Series C Preferred Shares and 4,241 Series E Preferred Shares.

           Series Preferred Shares Purchased by Officers and Directors

    Officers and Directors     Series C Shares Acquired    Series E Shares Acquired
Ron Zwanziger                            850                          971
Willard Umphrey                        2,289                            0
Kenneth Legg                             250                            0
Robert Oringer                         1,500                            0
Jonathan Fleming                           0                        1,020
John Levy                              5,104                            0
Carol Goldberg                           289                        1,000
Otto Wahl                                  0                          750
John Yonkin                              250                            0
Christopher Huntoon                      200                            0
Emanuel Hart                               0                          500

BOARD OF DIRECTORS RECOMMENDATIONS; REASONS FOR AUTHORIZATION OF THE PRIVATE PLACEMENT

        The Board of Directors of the Company, as advised by the special committee described below, believes that the ratification of the sale of Series Preferred Shares to the Investors, including certain officers and directors, is in the best interest of the Company and its shareholders.

        In considering the proposed Private Placement, the Board of Directors determined that some members of the Board of Directors would likely participate in the Private Placement because they , along with other potential investors known to the Company, could be provided the opportunity to invest in a private placement and, based upon their knowledge of the Company, reach an agreement with the Company in a relatively short period of time so as to provide the Company with the needed capital infusion on an expedited basis. Because of this potential conflict of interest, the Board of Directors appointed a special committee which consisted of two members of the Board of Directors who would not participate in any private placement transaction, to consider and act upon the Private Placement and approve the final terms of the Private Placement. The special committee consisted of Edward
B. Roberts, Ph.D. and Peter Townsend. The special committee was advised by Covington & Associates, a financial advisor located in Boston, Massachusetts, the principals of which have over forty years of combined investment banking experience. Although Covington & Associates has been paid by the Company for providing advice in connection with Selfcare acquisitions and financings in recent years, it received no fee in connection with the assistance it rendered to the special committee relating to the Private Placement.

        Among the factors considered by the special committee of the Board of Directors in approving the private placement of the Series Preferred Shares was the special committee's (and the entire Board of Directors') view that (i) the Company's working capital needs and the agreement to repay $859,000 of the Notes plus Preferred Premium required an immediate influx of cash, and (ii) the issuance and sale of the Series Preferred Shares represented the most efficient and expeditious means of satisfying the Company's immediate need for working capital and funds to repay a portion of the Notes. The Company's management provided the Board of Directors and its special committee with financial and operational information about the Company that indicated that the Company had less than $1 million of available cash at the end of December 1998 and that the Company was then expending a significant amount of cash each week in its operating activities. This analysis of the Company's cash position and net cash outflow led the Board of Directors to conclude that the Company needed to raise capital on an expedited basis and that the issuance of the Series Preferred Stock would be an efficient way to raise these funds.

AMERICAN STOCK EXCHANGE VOTING REQUIREMENTS

        The Company's Common Stock is traded on the American Stock Exchange. Rule 713 of the American Stock Exchange requires shareholder approval of the issuance of securities convertible into common stock if such would be, upon issuance, equal to or in excess of 20% of the then outstanding common stock before such issuance for less than the greater of book or market value of the common stock. The Series Preferred Shares, if fully converted on the date of issuance, would have been convertible into approximately 20% of the Common Stock.

        Accordingly, the Company is seeking shareholder approval of the Private Placement Proposal. Shareholder approval is not otherwise required as a matter of Delaware law or other applicable laws or rules.

VOTE REQUIRED


         To approve the Private Placement Proposal, the affirmative vote of a majority of Common Stock votes cast at the Annual Meeting is required. THE BOARD OF DIRECTORS BELIEVES THAT THE PRIVATE PLACEMENT PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS, AND ACCORDINGLY, RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PRIVATE PLACEMENT PROPOSAL. In the event the Private Placement Proposal is not approved, the holders of Series Preferred Shares will be permitted, assuming that the American Stock Exchange approves the listing of the Listed Shares, to convert the Series Preferred Shares into up to 3,033,882 shares of Common Stock, representing 19.99% of the Common Stock outstanding on the date the Series Preferred Shares were issued. The Company could be required to redeem the remaining Series Preferred Shares for cash based on the average of the closing bid prices for the five trading days immediately preceding the thirtieth day after a redemption notice is received by the Company (as of April 1, 1999, such amount would have been approximately $3.3 million).


                                   PROPOSAL 6
                       INCREASE IN OPTION SHARES PROPOSAL

        The Company's Board of Directors recommends that the 1996 Plan be amended to increase the number of shares of Common Stock that are available to be issued pursuant to the exercise of options granted under the 1996 Plan from 1,500,000 shares to 2,250,000 shares. Of the 1,500,000 shares of Common Stock currently authorized for grant under the 1996 Plan, options to purchase 1,470,660 shares have been granted and 29,340 shares remain available for grant under the 1996 Plan. The Company is proposing that the shareholders ratify, confirm and approve the increase in shares available under the 1996 Plan as described below (the "Increase in Option Shares Proposal") by the holders of the Company's Common Stock.

        The Board of Directors recommends this action in order to continue to provide a source of stock to attract and compensate talented personnel. The Company's recent acquisitions and management's continued commitment to growth require that the amount of Common Stock available for grant be increased. The Board of Directors believes that stock options promote growth and provide a meaningful incentive to employees of successful companies.

        The effect of an increase of 750,000 shares of Common Stock available for grant under the 1996 Plan will result in additional potential dilution of the Company's outstanding Common Stock. As of March 15, 1999, 15,756,480 shares of Common Stock were outstanding and if all outstanding options and warrants were exercised, and if all of the outstanding Series B Preferred Shares and Senior Subordinated Convertible Notes were converted into Common Stock, the number of outstanding shares would increase to 29,076,737.

        Based solely on the closing price of Common Stock as reported on the AMEX on March 15, 1999 of $3.50 per share, the maximum aggregate market value of the additional 750,000 shares of Common Stock reserved for issuance under the 1996 Plan would be $2,625,000.

        Section 162(m) of the Code and the regulations thereunder generally would disallow a Federal income tax deduction to the Company for compensation in excess of $1 million paid in any year to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the summary compensation table ("Covered Employees"). However, this limitation on compensation expense does not apply to payments of "performance-based compensation." In order to provide that stock options and stock appreciation rights granted under the 1996 Plan qualify as "performance-based compensation" under Section 162(m) of the Code, the 1996 Plan provides that stock options and stock appreciation rights with respect to no more than 500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) may be granted to any one individual during any one-calendar year period.

AMENDED AND RESTATED 1996 STOCK OPTION AND GRANT PLAN

        PLAN ADMINISTRATION; ELIGIBILITY. The Company has authorized the issuance of up to 1,500,000 shares of Common Stock under the 1996 Plan. The 1996 Plan may be administered by the Board of Directors or by an Option Committee appointed by the Board of Directors (in either case, the "Administrator").

        The Administrator has full power to select, from among the eligible participants, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1996 Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

        Persons eligible to participate in the 1996 Plan are those employees and other key persons, such as directors and consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Independent Directors are also eligible for certain awards under the 1996 Plan.

        STOCK OPTIONS. The 1996 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code, as amended (the"Code"), and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. However, employees participating in the 1996 Plan may elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Common Stock on the date of grant.

        The term of each option will be fixed by the Administrator and may not exceed ten years from date of grant in the case of an Incentive Option. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 1996 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.

        Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Administrator or, if the Administrator so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

        At the discretion of the Administrator, stock options granted under the 1996 Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain an equity interest in the Company without dilution.

        To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain significant shareholders.

        STOCK OPTIONS GRANTED TO INDEPENDENT DIRECTORS. Each non-employee director of the Company as of the date of the Initial Public Offering was granted an option to purchase up to 12,000 shares of Common Stock at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the initial public offering and before November 4, 1996 received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. The exercise price of each such Non-Qualified Option will be the fair market value of the Common Stock on the date of grant. Each Non-Qualified Option granted to Independent Directors shall vest ratably over four years from the date of grant.

        STOCK APPRECIATION RIGHTS. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

        RESTRICTED STOCK. The Administrator may also award shares of Common Stock to officers, other employees and key persons subject to such conditions and restrictions as the Administrator may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Administrator. If the performance goals or other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

        UNRESTRICTED STOCK. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) which are free from any restrictions under the 1996 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

        Subject to the consent of the Administrator, an employee or key person of the Company may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

        An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees, if any, would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his directors' fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by the Company. During the period of deferral, the deferred unrestricted stock would receive dividend equivalent rights.

        PERFORMANCE SHARE AWARDS. The Administrator may also grant performance share awards to employees or other key persons of the Company or any subsidiary entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine ("Performance Share Award").

        DIVIDEND EQUIVALENT RIGHTS. The Administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1996 Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

        ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS, ETC. The Administrator will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Administrator, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

        AMENDMENTS AND TERMINATION. The Board of Directors may at any time amend or discontinue the 1996 Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's shareholders if and to the extent required by the Code to preserve the qualified status of Incentive Options.

        CHANGE OF CONTROL PROVISIONS. The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

        GRANTS OF OPTIONS UNDER PROPOSAL 6. No grants have been made with respect to the additional 750,000 shares of Common Stock proposed under this Proposal 6 to be reserved for issuance under the 1996 Plan. The number of shares of Common Stock that may be granted to executive officers and non-executive officers is indeterminable at this time, as such grants are subject to the discretion of the Administrator.

TAX ASPECTS OF THE 1996 PLAN UNDER THE U.S. INTERNAL REVENUE CODE

        The following is a summary of the principal Federal income tax consequences of option grants under the 1996 Plan. It does not describe all Federal tax consequences under the 1996 Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

        Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements, the employee generally will realize ordinary income in the year of disposition, and the Company will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of
(x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

        Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

        An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS

        There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

        Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

PARACHUTE PAYMENTS

        The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payments (in addition to other taxes ordinarily payable).

LIMITATION ON COMPANY'S DEDUCTIONS

        As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1996 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table of the Company's proxy statement receives compensation (other than performance-based compensation) in excess of $1.0 million a year.

VOTE REQUIRED

        To approve the Increase in Option Shares Proposal, the affirmative vote of a majority of Common Stock votes cast at the Annual Meeting is required. The Board of Directors believes that the Increase in Option Shares Proposal is in the best interest of the Company and its shareholders, and accordingly, recommends that the shareholders vote "FOR" the Increase in Option Shares Proposal.

                                   PROPOSAL 7
                            RATIFICATION OF AUDITORS

        The Company's financial statements for the year ended December 31, 1998 were audited by Arthur Andersen LLP, which has audited the Company's books and records since 1994. The Board of Directors recommends to the shareholders that they ratify the selection of Arthur Anderson LLP to examine and report upon the financial statements of the Company for the fiscal year ending December 31, 1999. Arthur Anderson LLP has no direct or indirect interest in the Company or any affiliate of the Company. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                                    PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERSHIP OF MANAGEMENT

        The following table sets forth certain Common Stock information regarding the beneficial ownership of the Common Stock as of February 1, 1999 by
(i) each person or entity known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company and (iv) all directors and executive officers as a group.

                                                        Amount and Nature of      Percent
Name and Address of Beneficial Owner (1)                Beneficial Ownership    of Class (2)
----------------------------------------                --------------------    ------------
Directors and Executive Officers

Ron Zwanziger.......................................        2,146,730(3)             12.8%
Willard Lee Umphrey.................................          793,116(4)              5.0%
David Scott, Ph.D...................................          425,016(5)              2.6%
Kenneth D. Legg, Ph.D...............................          393,384(6)              2.5%
Robert Oringer......................................          282,294(7)              1.8%
Jonathan J. Fleming.................................          235,416(8)              1.5%
John F. Levy........................................          206,966(9)              1.3%
Carol R. Goldberg...................................          146,183(10)                *
Edward B. Roberts, Ph.D.............................          108,479(11)                *
Otto Wahl...........................................          105,245(12)                *
Peter Townsend......................................           28,750(13)                *
John Yonkin.........................................            6,889(14)                *
Christopher L. Huntoon..............................                0(15)                *
Emanuel Hart........................................                0(16)                *

Total of Directors and Executive Officers (14 persons).     4,878,468                27.3%

*     Less than 1%

(1) Unless otherwise noted, the address of the listed persons or entities is c/o Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts 02453.

(2) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days from February 1, 1999, the date of the above table, but excludes shares of Common Stock underlying options or warrants held by any other person.

(3) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1999, to purchase up to 1,076,167 shares of Common Stock. Excludes 551,228 shares issuable upon the conversion of 9,991 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share and 98,415 shares issuable upon the conversion of 2,980 shares of Series E Convertible Preferred Stock at a price of $3.028 per share after April 30, 1999.

(4) Includes options and warrants that are currently exercisable, or exercisable within 60 days of February 1, 1999, to purchase up to 120,340 shares of Common Stock. Mr. Umphrey's wife owns 137,280 shares of Common Stock. In addition, as of February 1, 1999, Mr. Umphrey was the co-trustee of a retirement account for Leon Okurowski which held shares, warrants, and convertible notes, in the aggregate amount of 150,637 shares of Common Stock. Mr. Umphrey disclaims beneficial ownership of the shares of Common Stock owned by his wife and Mr. Okurowski. On March 31, 1998 the Company purchased the partnership interests of USB '93 in which Mr. Umphrey and his wife had certain interests. See the discussion of the transaction with USB '93 Technology Associates Limited Partnership" under the heading entitled "Certain Transactions" below. Excludes 126,290 shares issuable upon conversion of 2,289 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(5) Includes options to purchase up to 329,053 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999.

(6) Includes options to purchase up to 198,384 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999. Excludes 13,793 shares issuable upon the conversion of 250 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(7) Excludes 82,759 shares issuable upon the conversion of 1,500 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(8) Includes options to purchase up to 48,091 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999. Also includes an aggregate of 135,421 shares of Common Stock owned by Medica Israel and Medica U.S., two investment limited partnerships and 48,904 share of Common Stock owned by Selfcare Holdings Ltd, an affiliate of Medica. MVP Ventures, of which Mr. Fleming is a partner, is a general partner of each of Medica Israel and Medica U.S. Mr. Fleming disclaims beneficial ownership of the 184,325 shares of Common Stock owned by Medica Israel, Medica U.S. and Selfcare Holdings, Ltd. Excludes 33,686 shares issuable upon the conversion of 1,020 shares of Series E Convertible Preferred Stock at a price of 3.028 per share on the earlier of shareholder approval or April 30, 1999. The table also excludes 49,505 shares of Common Stock issuable to Medica Israel and Medica U.S. upon the conversion of 1,499 shares of Series E Convertible Preferred Stock at price of $3.028 per share after April 30, 1999.

(9) Includes options and warrants to purchase up to 28,635 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999. Excludes 281,600 shares issuable upon the conversion of 5,104 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(10) Includes options and warrants to purchase up to 80,611 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999. Excludes 15,945 shares issuable upon conversion of 289 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share and 33,025 shares issuable upon the conversion of 1,000 shares of Series E Convertible Preferred Stock at a price of $3.028 per share after April 30, 1999.

(11) Includes options and warrants to purchase up to 74,250 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 1, 1999. Also includes 34,229 shares of Common Stock and a warrant to purchase up to 2,015 shares of Common Stock held by the Roberts Family Trust, of which Mr. Roberts is a trustee.

(12) Represents options to purchase up to 97,804 shares of Common Stock which are currently exercisable or exercisable within 60 days of February 1, 1999. Excludes 24,769 shares issuable upon the conversion of 750 shares of Series E Convertible Preferred Stock at a price of $3.028 per share after April 30, 1999.

(13) Represents options to purchase up to 28,750 shares of Common Stock which are currently exercisable or exercisable within 60 days of February 1, 1999.

(14) Includes options to purchase up to 3,019 shares of Common Stock which are currently exercisable or exercisable within 60 days of February 1, 1999. Excludes 13,793 shares issuable upon the conversion of 250 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(15) Excluded from this table is the 27,586 shares issuable upon the conversion 500 shares of Series C Convertible Preferred Stock at a price of $1.8125 per share after April 30, 1999.

(16) Excludes 16,513 shares issuable upon the conversion of 500 shares of Series E Preferred Stock at a price of $3.028 per share after April 30, 1999.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

    The executive officers and significant employees of the Company and their ages are as follows:

    Name                        Age       Position
Executive Officers

Ron Zwanziger                   45      Chairman, President and Chief Executive Officer
Christopher L. Huntoon          50      Chief Financial Officer
Emanuel Hart                    48      President, Orgenics Limited
Kenneth D. Legg, Ph.D.          56      Secretary and Vice President, U.S. Operations
Robert Oringer                  39      President, Can-Am Care Corporation
John Yonkin                     39      Vice President, U.S. Sales
David Scott, Ph.D.              42      Managing Director, Inverness Medical Limited
Otto Wahl                       50      Managing Director, Selfcare International GmbH

Significant Employees

Gilbert Daggett                 50      U.S. National Sales Manager
Detlef Jantos                   40      General Manager of Selfcare GmbH for Germany, Austria and
                                        Switzerland
Jerry McAleer, Ph.D.            44      Director, Development, Inverness Medical Limited
Piet Moerman, M.D.              35      Director, Product Development
John O'Meara                    44      General Manager, Cambridge Diagnostics Ireland Ltd.
Diane M. Sullivan               44      Director, Marketing Communications

EXECUTIVE OFFICERS

        RON ZWANZIGER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Zwanziger has served as Chairman and Chief Executive Officer of the Company since its inception. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company.

        CHRISTOPHER L. HUNTOON, CHIEF FINANCIAL OFFICER. Mr. Huntoon, a C.P.A., joined the Company in September 1998 as Chief Financial Officer. From May 1997 to August 1998 he worked as a financial consultant. From October 1989 to April 1997 he was Chief Financial Officer of Hollingsworth & Vose Co. Inc., a manufacturer of specialty filtration papers primarily for the automotive and computer chip manufacturing industries.

        EMANUEL HART, PRESIDENT, ORGENICS LIMITED. Mr. Hart joined Orgenics in May 1998 as President and Chief Executive Officer. Previously he worked for I.S.O.S., an international security business, from September 1996 to May, 1998. Prior to his employment at I.S.O.S., he was a Brigadier General in the Israel Defense Forces from 1968 to 1996.

        KENNETH D. LEGG, PH.D., SECRETARY AND VICE PRESIDENT, U.S. OPERATIONS. Dr. Legg joined the Company as Secretary and Vice President in charge of U.S. Operations in November 1991. From 1987 to 1991, Dr. Legg was president of K.D. Legg and Associates, a firm specializing in technical issues in the areas of biomedical and scientific instrumentation, product development, and strategic planning.

        ROBERT ORINGER, PRESIDENT, CAN-AM CARE CORPORATION. Mr. Oringer joined the Company on February 18, 1998 upon the consummation of the Company's acquisition of Can-Am Care Corporation ("Can-Am"). He is the President of Can-Am and has held that position since he first joined the company in 1989. Can-Am is engaged in the distribution of diabetes care products primarily to the U.S. retail market.

        JOHN YONKIN, VICE PRESIDENT, U.S. SALES. Mr. Yonkin joined Selfcare in October 1997 as Manger of Product Development. In October 1998, he was appointed Vice President of U.S. Sales. From January 1995 to September 1998, Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc., a leader in Genetic testing services for hospitals, physicians and managed healthcare companies. Previously Mr. Yonkin worked for MediSense, a medical device company, in a number of marketing and sales capacities.

        DAVID SCOTT, PH.D., MANAGING DIRECTOR, INVERNESS MEDICAL LIMITED. Dr. Scott has served as Managing Director of Inverness Medical Limited since June 1995. Dr. Scott served as Managing Director from October 1993, to April 1995, of Great Alarm Limited, a consulting company. Previously, Dr. Scott held several positions from October 1984, to September 1993, at MediSense UK, most recently as its managing director where he was responsible for managing product development, as well as the mass manufacture of its principal product, ExacTech.

        OTTO WAHL, MANAGING DIRECTOR, SELFCARE INTERNATIONAL GMBH. Mr. Wahl has been Managing Director of Selfcare International GmbH since April 1995. Prior to joining Selfcare, Mr. Wahl was the managing director for MediSense in Germany, Austria and Switzerland and area manager for Eastern Europe from January 1990 to March 1995.

SIGNIFICANT EMPLOYEES

        GILBERT DAGGETT, U.S. NATIONAL SALES MANAGER. Mr. Daggett joined Selfcare in 1994 as U.S. National Sales Director. Mr. Daggett was eastern director of sales for LifeScan from 1983 to 1992.

        DETLEF JANTOS, GENERAL MANAGER OF SELFCARE GMBH FOR GERMANY, AUSTRIA, AND SWITZERLAND. Mr. Jantos joined Selfcare as General Manager of Selfcare GmbH for Germany, Austria and Switzerland in 1995. Prior to joining Selfcare, Mr. Jantos was employed by MediSense as regional sales manager in 1989 and sales and marketing manager from 1990 to 1994.

        JERRY MCALEER, PH.D., DIRECTOR OF DEVELOPMENT, INVERNESS MEDICAL LIMITED. Dr. McAleer joined Selfcare as Director of Development of Inverness Medical Limited in 1995 and heads the development of the electrochemical glucose strips. Prior to joining Selfcare, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

        PIET MOERMAN, DIRECTOR OF MARKETING. Dr. Moerman joined Selfcare as General Manager for the Benelux countries and France in 1994. Prior to joining the Company, Dr. Moerman held various positions at MediSense from October 1989 to April 1994, including product manager (Europe), business development manager and marketing manager (Europe-West).

        JOHN O'MEARA, GENERAL MANAGER, CAMBRIDGE DIAGNOSTICS IRELAND LTD. Mr. O'Meara joined Selfcare as General Manager of Cambridge Diagnostics in January 1997. Prior to joining Selfcare, Mr. O'Meara was director of manufacturing, from April 1992 to January 1997 for Tambrands Ireland, a feminine hygiene products company.

        DIANE M. SULLIVAN, DIRECTOR, MARKETING COMMUNICATIONS. Ms. Sullivan has served as Director of Marketing since 1995. From 1991 to 1994, Ms. Sullivan was a consultant to the Company and other clients. She was marketing manager at MediSense from 1988 to 1991.

        Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation for the last three completed fiscal years for the Company's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1998 (the Chief Executive Officer and such four other executive officers are hereinafter referred to as the "Senior Executives"):

                           SUMMARY COMPENSATION TABLE

                                                     Annual                 Long-Term
                                                  Compensation         Compensation Awards
                                                                   Securities
                                                                   Underlying      All Other
                                     Year      Salary      Bonus    Options      Compensation(1)
Ron Zwanziger..................      1998    $193,536(2)     --      6,491(3)           --
   Chief Executive Officer and       1997     202,213        --           --            --
   Chairman of the Board of          1996     176,277    50,000    400,000              --
   Directors

Otto Wahl......................      1998     170,947(4)     --     5,479(3)            --
   Managing Director of              1997     186,624(4)     --           --            --
   Selfcare International GmbH       1996     207,600        --    30,000               --

Kenneth D. Legg, Ph.D..........      1998     135,360(2)     --    74,438(5)            --
   Vice President and Secretary      1997     137,066        --           --            --
                                     1996     111,055    20,000    45,000               --

David Scott, Ph.D..............      1998     133,826        --   124,183(6)            --
   Managing Director of              1997      96,445         --          --            --
   Inverness Medical Limited         1996      78,110         --          --            --

Robert Oringer.................      1998     130,000(7)      --          --            --
   President of Can-Am Care Corp.    1997             --      --          --            --
                                     1996             --      --          --            --

----------

(1) These amounts represent the fair market value of shares of Common Stock or options to purchase Common Stock received in lieu of base salary during 1998.

(2) The decrease in salary for Kenneth Legg and Ron Zwanziger in 1998 was the result of a 20% temporary involuntary salary reduction in the first two quarters of 1998. The underlying salary was actually the same in 1997 and 1998.

(3) Options granted in exchange for a reduction in salary in 1998. Such options were granted on January 5, 1998, became exercisable on July 5, 1998 and will expire on January 5, 2008. The option exercise price for such options is $9.9375.

(4) The decrease in Otto Wahl's salary is the result of currency translation from German Deutsche Marks to U.S. dollars, as well as a 20% temporary involuntary salary reduction in the first two quarters of 1998. The underlying salary was actually the same in 1996, 1997 and 1998.

(5) 4,438 of the 74,438 options listed were granted in exchange for a reduction in salary in 1998. Such options were granted on January 5, 1998, became exercisable on July 5, 1998 and will expire on January 5, 2008. The option exercise price for such options is $9.9375.

(6) 4,183 of the 124,183 options were granted in exchange for a reduction in salary in 1998. Such options were granted on January 5, 1998, became exercisable on July 5, 1998 and will expire on January 5, 2008. The option exercise price for such options is $9.9375.

(7) Robert Oringer was not employed by the Company until it acquired Can-Am Corp. In February 1998.

OPTION GRANTS

        The following table sets forth certain information concerning grants of stock options made during fiscal 1998 to each of the Senior Executives:

                               OPTION GRANTS IN LAST FISCAL YEAR


                                                          Percent of
                                          Number of      Total Options
                                         Securities         Granted     Exercise
                                         Underlying      to Employees     Price    Expiration
                                       Options Granted  In Fiscal Year  Per Share    Date(1)
Kenneth D. Legg, Ph.D................   70,000(2)           3.8%         $ 3.500    10/13/08
David Scott, Ph.D....................   50,000(3)           2.7%         $ 8.875    02/12/08
                                        70,000(2)           3.8%         $3.500     10/13/08

----------

(1) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted. The exercisability of these options would be accelerated upon the occurrence of a change in control as set forth in the 1996 Plan.

(2) These options are exercisable in four equal annual installments commencing on October 13, 1998.

(3) Due to the Incentive Stock Option limitations under Section 162 of the Internal Revenue Code of 1986, as amended, 11,981 shares were granted as Non-Qualified rather than Incentive Stock Options.

* Except as stated in note 2 above, all options listed in the table above are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.

YEAR-END OPTION VALUES

        The following table sets forth certain information concerning each exercise of a stock option during fiscal 1998 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on December 31, 1998:

                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

                                                           Number of           Value of
                                                            Shares            Unexercised
                                                          Underlying         in-the-Money
                                                          Options at          Options at
                                 Number                 Fiscal Year-End   Fiscal Year-End(1)
                                of Shares
                                Acquired      Value      Exercisable/        Exercisable/
           Name                on Exercise  Realized     Unexercisable       Unexercisable
Ron Zwanziger................       --         --      1,062,425/400,000             $0/$0
Otto Wahl....................       --         --          95,204/37,775        $11,960/$0
Kenneth D. Legg, Ph.D........       --         --        198,384/107,500        $17,940/$0
David Scott, Ph.D............       --         --        309,183/179,000        $68,780/$0
Robert Oringer...............       --         --              __                  __

----------

(1) Based on the fair market value of the Common Stock as of December 31, 1998 ($2.00 per share), the closing price of the Common Stock as reported on the American Stock Exchange (the "AMEX") on such date, less the option exercise price, multiplied by the number of shares underlying the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Willard L. Umphrey, who is a member of the Compensation Committee, is the President of U.S. Boston Capital Corporation and is a significant shareholder of the Company. Mr. Umphrey and his wife each own a one-third interest in Pear Tree Royalty Company. During 1998, U.S. Boston Capital Corporation and Pear Tree Royalty Company each received compensation from the Company for various transactions that are described in this Proxy Statement under the heading "Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        In establishing the annual salary and incentive payments for the Company's Chief Executive Officer ("CEO") and senior management ("Executive Officers") who report directly to the CEO, the Company's Compensation Committee generally applies the following guidelines:

        a) Annual base salary for each individual will generally be near the average for the particular peer group from comparable companies for that individual. Annually, the CEO will review the base salary for each Executive Officer and recommend appropriate adjustments to the Compensation Committee.

        b) Cash bonus paid for achieving agreed performance measures will bring the individual to the top 10% of the cash compensation of the particular peer group for each individual.

        c) Stock related incentives for achieving specified performance measures need to be significant and meaningful to that individual.

        d) For the Executive Officer's there will be group goals only. This is to help foster interaction between the complimentary but dispersed operations of the growing organization.

        e) The incentive payments (cash or stock), if the specified performance measures have been achieved within the management team, should not be the same for each individual but should reflect the Executive Officer's relative value to the Company.

        f) The group goals for the Executive Officers do not necessarily have to be the same goals as for the CEO.

        g) Each year (or every two years if a two year plan is in place, but the targets shall nevertheless be annual) prior to or shortly after the start of the fiscal year, the CEO will present a plan to the Compensation Committee with suggested performance targets for the Executives for the subsequent year or two years. The plan will include a specific proposal with respect to stock-based incentives but may omit a cash bonus recommendation. In such event, the Compensation Committee may change the plan to provide for awards of cash bonuses if and when specified goals are met. Following discussion and any changes, the Compensation Committee will recommend to the Board of Directors approval of a plan and the performance targets.

        h) Each year (or every two years if a two year plan is in place) the Compensation Committee will determine, prior to or shortly after the start of the subsequent year, the performance targets and specific stock-based incentives for the CEO and recommend approval of the plan to the full Board of Directors. Any cash bonuses will be determined separately from time to time. The determination of cash bonuses may be tied to individual performance as well as achievement of performance targets. The Compensation Committee will review the base salary of the CEO annually.

        i) The performance targets referred to in (g) and (h) may include both numeric targets including increases in share price and descriptive business objectives. These targets may be varied subsequently at the recommendation of the Compensation Committee and approval by the Board of Directors if the Company has undergone significant positive change rendering the previous targets meaningless, weakened or counter productive.

        Relying on published data from recognized compensation specialists, the Compensation Committee recommended, and the Company's Board of Directors approved, compensation levels in 1998 for Ron Zwanziger, the Company's CEO, and the Executive Officers, based on levels established in comparable companies.

        Upon the recommendation of the Compensation Committee, on December 10, 1996, the Board of Directors granted options to various key employees, including Executive Officers, based upon various performance criteria, including budget performance, stock price, product development and launch, acquisitions, and raising additional capital. These options are exercisable on and after the seventh anniversary of the date of grant at a price of $13 7/8. If, in the judgment of the Compensation Committee, the Company had met certain criteria by December 31, 1998, then 50% of the options would have vested as of the date of such determination. In addition, if in the judgment of the Compensation Committee, the Company had met certain criteria by December 31, 1999, then an additional 50% of the options would have vested as of the date of that determination. The Company did not achieve, in a timely manner, a sufficient number of these criteria for any of the options to vest early. During 1998, no stock options were granted to Mr. Zwanziger, and options for a total of 270,000 options were granted to Executive Officers based upon the recommendation of the CEO in regard to their individual performance. An additional 23,610 total options were granted to certain Executive Officers and the CEO in exchange for individual salary reductions.

               Carol Goldberg            Willard L. Umphrey


EMPLOYMENT AGREEMENTS

        The Company has employment agreements with several of its executive officers.

        Under the terms of his employment agreement dated October 15, 1991, Kenneth D. Legg, Ph.D. has been granted shares of Common Stock. The terms of Dr. Legg's employment agreement also contains a non-competition provision whereby Dr. Legg agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after the termination of his employment.


        Under the terms of an employment agreement dated February 18, 1998, between Selfcare Consumer Products, Inc. ("Selfcare Consumer Products"), a subsidiary of the Company, and Robert Oringer, Mr. Oringer shall serve as President of Can-Am and is entitled to receive an annual salary of $150,000, subject to annual reviews, for a term of three years. Mr. Oringer is also eligible for bonuses and cash and non-cash compensation customarily awarded by Selfcare Consumer Products and the Company to senior executives of Selfcare Consumer Products and the Company. Under the Agreement, Mr. Oringer may spend up to five hours per week performing services for A.M.G. Medical Inc. ("AMG Medical"). For a description of AMG Medical, see the section below entitled "Certain Transactions." This agreement also prohibits Mr. Oringer from directly or indirectly competing with or soliciting employees from Can-Am and the Company for a period of two years from the date he ceases to work for Can-Am.


        Pursuant to the service contract employment agreement, dated November 13, 1994, and a supplemental agreement dated October 30, 1995, between Otto Wahl and Selfcare International GmbH ("Selfcare International"), a wholly-owned subsidiary of the Company, Mr. Wahl was appointed Vice President, Managing Director for Sales and Marketing of Selfcare International at a monthly salary of DM20,000 until February 9, 1996, and thereafter at an annual salary of DM240,000. In addition, Mr. Wahl has agreed to make himself available to provide consulting services for selling activities in the United States and elsewhere for which he receives $4,000 per month. Under the terms of his employment agreement, Mr. Wahl is also entitled to a car for business and personal use for which lease payments, insurance payments and maintenance costs are paid by the Company, and a profit-linked bonus of at least DM40,000 after February 9, 1996. Under the terms of his employment agreement, Mr. Wahl has also been granted options to purchase 52,000 shares of Common Stock. The terms of Mr. Wahl's employment agreement also contain a non-competition provision whereby Mr. Wahl agrees not to render any services to any company doing business in Selfcare's field of operation and not to engage in any business transaction within that field of operation or to acquire any direct or indirect interest in any company doing business in the Company's field of operation, unless the consent of Selfcare is obtained. Furthermore, Mr. Wahl agrees not to hire any consultants or employees employed by the Company for a period of one year after the termination of his employment with the Company. In consideration of the non-competition provision, Mr. Wahl would be paid one year of his salary after termination of his employment with

Selfcare. Mr Wahl's employment agreement may be terminated by either party upon twelve months written notice.

        CHANGE OF CONTROL PROVISIONS. There are no compensatory plans or arrangements with any executive officer of the Company in connection with a change in control of the Company or a change in such officer's responsibilities. The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator of the 1996 Plan may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

PERFORMANCE GRAPH

        The following chart sets forth a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock since it completed its initial public offering and was listed on AMEX on August 6, 1996. This graph assumes the investment of $100 on August 6, 1996 in the Company's Common Stock, and compares the performance with the AMEX Composite Index and the AMEX Healthcare Sector Index. The Company pays no dividends. The AMEX Composite Index and the AMEX Healthcare Sector reflect a cumulative total return based upon the reinvestment of dividends of the stocks included in those indices. Measurement points are at August 6, 1996 for the first year and December 31 for each of the following years.


                                   [GRAPHIC]


                                   AMEX               AMEX Healthcare
Date         Selfcare, Inc.       Composite             Sector Index
08/06/96       100.00               100.00                100.00
12/31/96       148.53               104.96                 99.89
12/31/97       111.03               125.55                112.29
12/31/98        23.53               126.36                110.50

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Commission and AMEX. Officers, directors and greater than 10% shareholders are required by applicable regulations to furnish the Company with copies of all reports filed by such persons pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Based solely on its review of the copies of such reports received by it, the Company believes that for the fiscal year ended December 31, 1998, all filing requirements applicable to its officers, directors and such 10% beneficial owners were complied with, except that two reports for Willard Umphrey, relating to four transactions, one report for Ron Zwanziger, relating to one transaction, and one report for Jonathan Fleming, relating to one transaction, were inadvertently not filed on a timely basis. As of the date of this proxy statement all such reports have since been filed.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH U.S. BOSTON CAPITAL AND PEAR TREE ROYALTY



         The Company retained U.S. Boston Capital Corporation ("U.S. Boston Capital"), a broker-dealer, in two capacities during 1998. Willard Lee Umphrey, a director of the Company, is the Chairman, President, Treasurer and a Director of U.S. Boston Capital, as well as a holder, indirectly, of fifty percent of U.S. Boston Capital's capital stock. U.S. Boston Capital received fees in connection with the services it rendered to the Company as more fully described below.



         U.S. BOSTON CAPITAL AS SUBORDINATED NOTE AND WARRANT PLACEMENT AGENT. The Company retained U.S. Boston Capital to act as placement agent in connection with the private placement during June, July and August 1998 of subordinated notes and warrants to purchase shares of the Company's Common Stock (collectively, a "Unit"). The Company sold approximately $10.2 million of Units. U.S. Boston Capital received cash commissions totaling $612,000, as well as an expense allowance of $10,200 and the reimbursement of fees and expenses of its outside counsel, for its services.



         U.S. BOSTON CAPITAL AS EXCHANGE AGENT. The Company retained U.S. Boston Capital to assist the Company in certain of its efforts with respect to the private placement of the Series Preferred Shares described above under "Proposal 5--Approval of the Private Placement Proposal." U.S. Boston Capital assisted the Company in securing the agreement of certain holders of Subordinated Revenue Royalty Notes, which were issued in 1997, to exchange their rights to receive cash from the Company as payment on such notes for Series Preferred Shares. The payments on the Subordinated Revenue Royalty Notes which were exchanged for Series Preferred Shares constituted payments which would have been due during the first half of 1999 and amounted to $598,000 of the gross proceeds received in connection with the placement of the Series Preferred Shares. U.S. Boston Capital received $47,190 as compensation for its services in securing the agreement of such holders to exchange cash payments due to them for Series Preferred Shares.



         The Company also retained U.S. Boston Capital to assist the Company in its efforts with respect to the exchange of certain outstanding promissory notes evidencing indebtedness of the Company for newly issued convertible promissory notes as more fully described below under "--Transactions with CDIL Noteholders." U.S. Boston Capital received approximately $88,500 as compensation for its services rendered in connection with this exchange.



         PEAR TREE AS AUTHORIZED REPRESENTATIVE.



Pear Tree Royalty Company, Inc. ("Pear Tree") was retained to act as the authorized representative of the holders of the subordinated notes which constituted a part of the Units described above. Mr. Umphrey is also a Director of Pear Tree, and he and his wife, each own one-third of Pear Tree's capital stock. As compensation for its service as an authorized representative, Pear Tree received warrants to purchase 24,196, 13,443 and 22,938 shares of Common Stock on June 26, 1998, July 17, 1998 and August 28, 1998, respectively, at exercise prices of $10.125, $9.1125 and $6.2125 per share, respectively, which represented the average of the closing price of the Company's Common Stock on the American Stock Exchange for the five trading days preceding the issuance of the respective warrant.

TRANSACTIONS INVOLVING USB '93 TECHNOLOGY ASSOCIATES LIMITED PARTNERSHIP


         On December 29, 1993, the Company entered into a Technology Purchase and Sale Agreement and a Technology License and Development Agreement (the "Technology Agreements") with USB '93 Technology Associates Limited Partnership ("USB '93"). USB '93 is a limited partnership, the general partner of which is USB '93 Technology, Inc. ("USB, Inc."), a corporation whose President and Chief Executive Officer is Willard Lee Umphrey, a Company director. Mr. Umphrey and his wife each own one-third of USB, Inc. Mr. Umphrey also holds a 3.3% interest in USB '93 as a limited partner. Under the terms of the Technology Agreements, USB '93 acquired certain ovulation prediction technology from the Company for a purchase price of $1.36 million payable in two installments, and the Company agreed to develop, market and distribute products developed from the technology and to pay license fees, equal to 1.5% of the Company's gross sales plus 22.5% of the Company's royalty income from such products, to USB '93 until such time as aggregate license fee payments total $6.0 million (the "Aggregate Royalties"). As additional consideration for the license, the Company issued warrants to purchase up to 438,750 (the "Warrants") shares of Common Stock at an exercise price of $1.54 per share to USB '93. On March 31, 1998, the Company purchased all of the partnership interests in USB '93 for an aggregate purchase price of $4,925,778 (the "Purchase Price"), representing the Aggregate Royalties less the license fee payments the Company had paid to date. The Company thereby reacquired the ovulation prediction technology, which was the only asset of USB '93 as of that date, and satisfied its obligation to make further license fee payments under the Technology Agreements. The Purchase Price, in the form of 487,017 shares of Common Stock and $360,000 in cash (the "Cash"), was paid by the Company into a trust (the "Trust") created for the benefit of the partners of USB '93 (the "Partners"). The Trustee of the Trust is Willard Lee Umphrey, a director of the Company. The Trust used the Cash to exercise in full a Warrant to purchase 234,000 shares of Common Stock (the "Warrant Shares") carrying certain registration rights, which Warrant USB '93 had transferred into the Trust immediately prior to the sale of the partnership assets to the Company. The Trust distributed the Warrant Shares to each of the Partners in December 1998.


TRANSACTIONS WITH EN PLC NOTEHOLDERS



      On June 12, 1998, approximately $1.7 million due under certain convertible promissory notes (the "Convertible EN PLC Notes") automatically converted pursuant to the terms of such notes into 237,022 shares of Common Stock at a conversion price of $7.225 per share. Carol R. Goldberg, John F. Levy and Willard L. Umphrey, directors of the Company, and Ron Zwanziger, the Company's Chairman and Chief Executive Officer, held an aggregate of approximately $774,000 of Convertible EN PLC Notes which automatically converted, on identical terms with the other holders of Convertible EN PLC Notes, into an aggregate of 112,521 shares of Common Stock.



      The Convertible EN PLC Notes were issued in December 1997, bore interest at 10% per annum and automatically converted on June 12, 1998, their six month maturity date, into shares of Common Stock in the event they had not previously been redeemed or converted. The Convertible EN PLC Notes were issued to the former partners of EN PLC Limited Partnership ("EN PLC") in exchange for amounts due during January and April 1998 under certain notes issued by the Company to EN PLC (the "Original EN PLC Notes") as consideration for shares of capital stock of Enviromed plc, a publicly traded company based in the United Kingdom, which were purchased by the Company from EN PLC. EN PLC's partners received rights to the amounts due under the Original EN PLC Notes as a distribution from EN PLC. Accordingly, the Convertible EN PLC Notes were issued to the partners of EN PLC, including Messrs. Levy, Umphrey and Zwanziger and Ms. Goldberg, in exchange for the January and April 1998 payments due under the Original EN PLC Notes.

TRANSACTIONS WITH CDIL NOTEHOLDERS



      On June 12, 1998, approximately $3.1 million due under certain convertible promissory notes (the "Convertible CDIL Notes") automatically converted pursuant to the term of such notes into 428,713 shares of Common Stock at a conversion price of $7.225 per share. John F. Levy and Willard L. Umphrey, Directors of the Company, and David Scott and Ron Zwanziger, the Managing Director of the Company's Inverness Medical Limited subsidiary and the Company's Chief Executive Officer, respectively, held an aggregate of approximately $866,000 of Convertible CDIL Notes which automatically converted, on identical terms with the other holders of Convertible CDIL Notes, into an aggregate of 119,896 shares of Common Stock



      The Convertible CDIL Notes were issued in December 1997, bore interest at 10% per annum and automatically converted on June 12, 1998, their six month maturity date, into shares of Common Stock in the event they had not previously been redeemed or converted. The Convertible CDIL Notes were issued by the Company to certain holders of notes (the "Original CDIL Notes") originally issued by the Company in connection with its refinancing of debt incurred in connection with the Company's acquisition of Cambridge Diagnostics International Limited in 1994.


CAN-AM CARE CORPORATION AND A.M.G. MEDICAL INC. TRANSACTIONS


      On February 18, 1998, Selfcare Consumer Products, a subsidiary of the Company, acquired Can-Am, a leading supplier of diabetes care products, for approximately $27.9 million, consisting of $13.6 million in cash, notes in the aggregate principal amount of $2 million (subject to potential premiums of up to an additional $2 million in the aggregate based upon increases in the Company's Common Stock during the term of the notes) and approximately 1.1 million shares of the Company's Common Stock. Can-Am sells insulin syringes, blood lancets, glucose tablets and specialty skin creams to pharmacies across the United States. Can-Am's revenues for the fiscal year ended May 31, 1997 were approximately $25.9 million. In connection with, and as part of, this acquisition, Mr. Robert Oringer, president of Can-Am, became a member of the Company's Board of Directors and continued as president of Can-Am. Mr. Oringer was not a member of the Company's Board of Directors, nor was he an officer or employee of the Company prior to the acquisition of Can-Am by the Company's subsidiary. In consideration for the sale of his 25% interest in Can-Am, Mr. Oringer received from the Company 277,083 shares of the Company's Common Stock and a non-negotiable note, maturing February 18, 2001, in the principal amount of $500,000, bearing interest at a rate of 6% per annum.



     In connection with, and as part of, the acquisition of Can-Am, Can-Am entered into a supply agreement with AMG Medical Inc. ("AMG Medical") whereby Can-Am agreed, with certain exceptions, to purchase 100% of its requirements for monolet-compatible lancets from AMG Medical for so long as Can-Am is in the business of selling monolet compatible lancets. In addition, Can-Am entered into a management services agreement (the "Management Agreement") with AMG Medical whereby AMG Medical will provide labor, office space, office related services and insurance to Can-Am for a term of five years. Under the Management Agreement, Can-Am will pay AMG Medical a fixed fee to cover the costs of office space, property taxes, heating, maintenance and insurance costs associated therewith, office expenses and telephone and computer equipment and access expenses (the "Fixed Fee"); a variable fee to cover the costs of salaries, overtime pay, bonuses and related compensation of employees providing services to Can-Am (the "Variable Fee"), and the costs of all direct expenses incurred by AMG Medical, including supply expenses, postage costs, printing costs, and other miscellaneous charges and expenses (the "Direct Expenses"). During the first year of the term of the Management Agreement, the Fixed Fee was $112,800. The Fixed Fee will increase by 5% annually and is subject to change in the event Can-Am requests AMG Medical to change the scope of services rendered for Can-Am. The Variable Fee is based on the actual salaries paid by AMG Medical to the AMG Medical employees providing services to Can-Am and the percentage of their time that such employees devote to providing services to Can-Am. The Direct Expenses are based on the actual costs AMG Medical incurs. Robert Oringer's spouse did not receive compensation in connection with the Can-Am transaction, though she owns 33% of AMG Medical through a personal holding company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."



     The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the information set forth in Part I and Part II of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (including the Financial Statements referred to therein), which we have previously filed with the SEC. This document contains important information about the Company and its finances.



     We are also incorporating by reference additional documents that we will file with the SEC between the date of this Proxy Statement and the date of the Annual Meeting.



     If you are a shareholder, we have sent you the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as part of the Company's Annual Report to Shareholders, which is being delivered to you together with this Proxy Statement, but you can obtain the Annual Report on Form 10-K through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference such exhibits in this Proxy Statement. Shareholders may obtain the document incorporated by reference in this Proxy Statement by requesting it in writing or by telephone from the following address:
Attention Duane James, Corporate Controller and Assistant Secretary, Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts 02453, telephone
(781) 647-3900.



     If you would like to request documents from us, please do so by May 12, 1999 in order to receive them before the Annual Meeting. You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Company's proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April __, 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.


                              SHAREHOLDER PROPOSALS

     Shareholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at the Company's Annual Meeting of Shareholders to be held in 2000 must submit the proposals in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than January 6, 2000 in order for the proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting in 2000.


     Any shareholder proposals intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2000, other than a shareholder proposal submitted pursuant to the Exchange Act Rule 14a-8, must be received in writing by the Company no later than March 7, 2000, nor earlier than January 20, 2000, together with all supporting documentation required by the Company's By-laws.

                                OTHER INFORMATION

     Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 (THE "ANNUAL REPORT") IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 22, 1999. ADDITIONAL COPIES OF THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE UPON WRITTEN REQUEST TO:

                                 SELFCARE, INC.
                               200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02453
                             ATTENTION: DOUG GUARINO

     IN ADDITION, COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE TO SHAREHOLDERS WHO MAKE A WRITTEN REQUEST TO THE
COMPANY AT THE ABOVE ADDRESS.

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                              By order of the Board of Directors
                                              Ron Zwanziger
                                              CHAIRMAN OF THE BOARD OF DIRECTORS

April __, 1999

                                    ANNEX A


                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                 SELFCARE, INC.
                        (Pursuant to Section 242 of the
                       Delaware General Corporation Law)

         Selfcare, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following amendment to the Corporation's Certificate of Incorporation (the "Amendment") has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

         The Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed by the Corporation with the Secretary of State of the State of Delaware on August 26, 1997 and incorporated into the Corporation's Certificate of Incorporation (the "Certificate") is hereby amended as follows:

          1. In Article I of the Certificate, the words "One Thousand U.S. Dollars ($1,000)" shall be deleted and replaced with the words "[THE AMOUNT TO BE INSERTED WILL BE EQUAL TO THE PRODUCT OF (A) $1,000 PLUS PREMIUM ON EACH SHARE OF PREFERRED STOCK ACCRUED TO, BUT NOT INCLUDING, THE DATE OF THE AMENDMENT TIMES (B) 1.15]".

          2. Paragraph D of Article III of the Certificate shall be deleted in its entirety and replaced with the following: "'Conversion Price' means (i) on any date occurring from and after [THE DATE OF THE AMENDMENT] through and including July 20, 1999, the Fixed Conversion Price; and (ii) on any date occurring after July 20, 1999, the lower of (A) the Variable Conversion Price and (B) the Fixed Conversion Price; PROVIDED, HOWEVER, that in the event that at any time following [THE DATE OF THE AMENDMENT] the Closing Bid Price for a share of Common Stock exceeds $3.25 (subject to equitable adjustment for the events specified in Article XI, A and B) for a period of ten (10) consecutive trading days and the Corporation delivers to each Holder, in accordance with the provisions of this Certificate relating to the delivery of notice, written notice of the occurrence of such event within five (5) Business Days after the tenth such trading day, "Conversion Price" shall mean, from and after the effective date specified in such notice, which date shall be at least thirty
               (30) days after delivery of such notice to each Holder, the Fixed Conversion Price, it being understood that after the date of such delivery and prior to such effective date, each Holder shall have the right to convert shares of Series B Preferred Stock at any time and from time to time at the lower of (A) the Variable Conversion Price and (B) the Fixed Conversion Price."

          3.   Article III of the Certificate shall be amended as follows:

               Paragraph E thereof shall be deleted in its entirety and replaced with the following:

               "E. "Fixed Conversion Price' means $2.00, and shall be subject to adjustment as provided herein."

               Paragraph H thereof shall be deleted in its entirety and replaced with the following:

               "H. "N' means the number of days from and including [THE DATE OF THE AMENDMENT]."

          4. In Section A of Article IV of the Certificate, the formula described in clause (i) thereof shall be deleted and replaced with the following:

                                     FA + P
                                     ------
                                       CP

where     FA   Represents the Face Amount of such share of Series B Preferred
               Stock,
          P    Represents the aggregate Premium accrued on such share of Series
               B Preferred Stock up to and including the Conversion Date, and
          CP   Represents the Conversion Price (as defined below) in effect on the applicable Conversion Date.

          5. In the first sentence of paragraph (i) of Section B of Article IV of the Certificate, the following words shall be inserted in the parenthetical after the words "subject to a two (2) business day grace period":

               "or, if the Corporation does not have a sufficient number of shares of Common Stock listed on the principal exchange or market on which the Common Stock is then traded in order to effect the conversion of Series B Preferred Stock, a five (5) business day grace period"

          6. Section C of Article IV of the Certificate shall be amended as follows:

               (i) In the first sentence of Section C, the words "limitations (each of which limitations shall be applied independently)" shall be deleted and replaced with the word "limitation".

               (ii) Paragraph (i) of Section C shall be deleted in its entirety.

               (iii) The number "(ii)" at the beginning of paragraph (ii) of
                    Section C shall be deleted.

          7. Section E of Article IV of the Certificate shall be amended so that the words "the Fixed Conversion Price then in effect" appearing in subparagraph (iii)(a) shall be deleted and replaced with "$13.9581 (subject to equitable adjustment for the events specified in Article XI, A and B)".

          8. Article VII of the Certificate shall be deleted in its entirety and replaced with the following:

               "VII. [Intentionally Omitted]"

          9. In subparagraph (iv) of Section B, Article VIII of the Certificate, the parenthetical shall be amended so that (i) the words "Articles V or VII" shall be deleted and replaced with the words "Article V" and (ii) the words "such Articles" shall be deleted and replaced with the words "such Article".

          10. Section B of Article VIII of the Certificate shall be amended as follows:

               (i) In the first sentence of paragraph VIII.B.(i), the words "for any five (5) consecutive trading days is less than $9.00" shall be deleted and replaced with the words "for any ten (10) consecutive trading days occurring after July 20, 1999 is less than $2.00".

               (ii) In the first sentence of paragraph VIII.B.(i), the words
                    "following the expiration of such five (5) day period" shall be deleted and replaced with the words "following the expiration of such ten (10) day period".

               (iii) In the last sentence of paragraph VIII.B.(i), the words
                    "115% of the Face Amount thereof" shall be deleted and replaced with the words "the Face Amount thereof".

          11. In Section C of Article XIV of the Certificate, all references to "Cap Amount" shall be deleted.

          12.  The following paragraph shall be added at the end of Article XIV:

          "NOTICES. Any notice, demand or request required or permitted to be delivered by the Corporation to any Holder or by any Holder to the Corporation pursuant to the terms of this Certificate of Designation shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) upon actual receipt after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

          IF TO THE CORPORATION:

                  Selfcare, Inc.
                  200 Prospect Street
                  Waltham, MA 02154
                  Attn:  Chief Executive Officer
                  Fax:  (781) 647-3939

          WITH A COPY TO:

                  Goodwin, Procter & Hoar  LLP
                  Exchange Place
                  Boston, MA 02109
                  Attn:  Stephen W. Carr, P.C. and Martin Carmichael, III, P.C.

and if to any Holder, to such address for such Holder as appears in the Securities Purchase Agreement, dated as of August 26, 1997 by and among the Corporation and each of the purchasers named therein, or as may be designated by such Holder in writing to the Corporation."

         Except as specifically amended hereby, the Certificate of Incorporation (including without limitation the Certificate of Designation) shall remain in full force and effect in accordance with its terms. No amendment effected hereby shall apply to any event or circumstance occurring prior to the date on which this Amendment is filed with the Secretary of State of the State of Delaware and has become effective in accordance with the laws of the State of Delaware.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation this ______ day of ________________, 1999.


                                     SELFCARE, INC.


                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                    APPENDIX
                                 SELFCARE, INC.
                               200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154
        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints RON ZWANZIGER and KENNETH D. LEGG, Ph.D., and each of them acting singly, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Selfcare, Inc. to be held on May 20, 1999, at 3:00 P.M. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston, MA 02110, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.    ELECTION OF DIRECTORS:

      FOR all nominees listed below (except as marked to the contrary below) / / WITHHOLD AUTHORITY to vote for all nominees listed below / /

      Jonathan J. Fleming, Peter Townsend and John F. Levy (Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

      -------------------       ---------------------      ---------------------

2. Authorization and approval of the amendment to the Restated Certificate of Incorporation to amend the terms of the Series B Convertible Preferred Stock, par value $.001 per share, contained in the Certificate of Incorporation in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock (the "Amendment to Certificate Proposal").

               / / FOR           / / AGAINST                / / ABSTAIN

3. Authorization and approval of the issuance of Series B Preferred Stock in connection with the settlement of certain obligations of the Company to the holders of the Series B Preferred Stock (the "Issuance of Series B Preferred Stock Proposal").

               / / FOR           / / AGAINST                / / ABSTAIN

4. Ratification, authorization and approval of the issuance of the Senior Subordinated Convertible Notes issued October 27, 1997 (the
      "Convertible Notes"), currently outstanding in connection with the settlement of certain obligations of the Company to the holders of the Convertible Notes (the "Notes Amendment Proposal").

               / / FOR           / / AGAINST                / / ABSTAIN

5. Ratification of the issuance of the Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each par value $.001 per share, and the participation by certain officers and directors of the Company in the private placement of the Series C Preferred Stock and the Series E Preferred Stock (the "Private Placement Proposal").

               / / FOR           / / AGAINST                / / ABSTAIN

6. To amend the Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Plan") increasing the number of shares authorized for issuance under the 1996 Plan from 1,500,000 shares to 2,250,000 shares of common stock, par value $.001 per share, of the Company.

               / / FOR           / / AGAINST                / / ABSTAIN

7. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

               / / FOR           / / AGAINST                / / ABSTAIN


         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



                     (CONTINUED AND TO BE SIGNED ON REVERSE)

         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE.

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:                        , 1999

                                         -------------------------------------
                                         Signature


                                         -------------------------------------
                                         Signature if held jointly.

                                         Please mark, sign, date and
                                         return this proxy card
                                         promptly using the enclosed
                                         envelope.